SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under Rule 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
SEABRIGHT HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SeaBright Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

April 12, 2012

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of SeaBright Holdings, Inc. to be held on May 15, 2012, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, Washington 98101.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about on April 12, 2012.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in SeaBright.

Sincerely,
John G. Pasqualetto Chairman, President and Chief Executive Officer

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS	2
Proxy Materials	2
Voting Information	2
Stock Ownership Information	4
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	6
PROPOSAL NO. 2 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012	10
PROPOSAL NO. 3 – SAY ON PAY – ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”	11
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	12
Board Composition	12
Company Leadership Structure	12
Board’s Role in Risk Oversight	13
Communication with the Board of Directors	14
Board Committees	14
Compensation Committee Interlocks and Insider Participation	16
Corporate Governance Guidelines	16
Code of Ethics	16
EXECUTIVE OFFICERS AND KEY EMPLOYEES	16
EXECUTIVE COMPENSATION	18
Compensation Discussion and Analysis	18
Compensation Committee Report	27
Assessment of Risks in our Compensation Program	27
Summary Compensation Table	28
Grants of Plan Based Awards	30
Employment Agreements	31
Outstanding Equity Awards	33
Options Exercised and Restricted Stock Vested	35
Potential Payments Upon Termination or Change of Control	35
DIRECTOR COMPENSATION	42
Summary of Director Compensation	42
Director Compensation	43
BENEFICIAL OWNERSHIP TABLE	45
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
AUDIT COMMITTEE DISCLOSURE	48
Principal Accounting Fees and Services	48
Report of the Audit Committee	49
OTHER MATTERS	50
Stockholder Proposals and Director Nominations	50
Cost of Solicitation	51

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of SeaBright Holdings, Inc. (“SeaBright” or the “Company”) will be held on May 15, 2012, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, Washington 98101, for the following purposes:

1.           To elect as directors to the Board of Directors of the Company the seven nominees named in the attached proxy statement;

2.           To ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.           To vote on an advisory proposal on compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation”; and

4.           To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a FOR vote for each of proposals (1), (2) and (3) above.

Stockholders of record at the close of business on April 2, 2012, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 15, 2012: The Proxy Statement and 2011 Annual Report on Form 10-K are available in the Investor Relations section of our website at www.sbxhi.com.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 8:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the annual meeting of stockholders where you may vote in person can be obtained by contacting our Investor Relations department at (206) 269-8500.

By Order of the Board of Directors,

D. Drue Wax Senior Vice President, General Counsel and Secretary Seattle, Washington
April 12, 2012

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

SeaBright is soliciting proxies for the 2012 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of SeaBright common stock on April 2, 2012, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, SeaBright’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for the 2011 fiscal year and other required information.

Will I receive a copy of SeaBright’s annual report?

A copy of our 2011 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of our 2011 Annual Report on Form 10-K from:

SeaBright Holdings, Inc.
Attn: Investor Relations
1501 4th Avenue, Suite 2600
Seattle, Washington 98101
(206) 269-8500

Alternatively, stockholders can access the 2011 Annual Report on Form 10-K and other financial information in the Investor Relations section of SeaBright’s web site at www.sbxhi.com. SeaBright will also furnish any exhibit to the 2011 Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see “Proposal No. 1 – Election of Directors”).

•
Ratification of the Audit Committee’s appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2012 (see “Proposal No. 2 – Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2012”); and

•
An advisory proposal on the compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation” (see “Proposal No. 3 – Say on Pay – Advisory Vote on Approval of the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement under ‘Executive Compensation’”).

How does the Board of Directors recommend that I vote?

SeaBright’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of our independent registered public accounting firm for the 2012 fiscal year and “FOR” advisory approval of the compensation of our named executive officers.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent at the close of business on April 2, 2012), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to the Secretary of SeaBright at the address on the cover of this proxy statement;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of SeaBright common stock that you owned on April 2, 2012.

How many shares are entitled to vote?

There were 22,409,710 shares of SeaBright common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under SeaBright’s Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•	The seven nominees for director who receive the highest number of votes at the annual meeting will be elected.

•
The affirmative vote of a majority of the shares present in person or represented by proxy is required to approve the ratification of the appointment of the independent registered public accounting firm.

•	The affirmative vote of a majority of the shares present in person or represented by proxy is required to approve the advisory proposal on the compensation of our named executive officers.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”

If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors, the vote for the proposal to ratify the Audit Committee’s appointment of the independent registered public accounting firm and the advisory vote on the compensation of our named executive officers because “broker non-votes” are not counted or deemed to be represented for determining whether stockholders have approved these proposals.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most SeaBright stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with SeaBright’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by SeaBright. As the stockholder of record, you have the right to grant your voting proxy directly to SeaBright or to a third party, or to vote in person at the meeting. SeaBright has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for SeaBright’s transfer agent?

Please contact Computershare at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

First Class/Registered/Certified Mail:	Courier Services:
Computershare Investor Services	Computershare Investor Services
P.O. Box 43078 Providence, RI 02940-3078	250 Royall Street Canton, MA 02021

(800) 962-4284
Investor Centre portal: www.computershare.com/investor

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

There are seven nominees for election to our Board of Directors this year. Mr. Pasqualetto has served on our Board of Directors since 2003. Messrs. Feldman, Josephson and Morvis have served on our Board of Directors since 2004. Mr. Edwards has served on our Board of Directors since 2006, Mr. Rice has served on our Board of Directors since 2007 and Mr. Press has served on our Board of Directors since 2011. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the seven persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to SeaBright that they will be available to serve as directors. In the event that any nominee, other than Mr. Press, should become unavailable, however, the proxy holders, John G. Pasqualetto (our Chairman, President and Chief Executive Officer), Neal A. Fuller (our Senior Vice President, Chief Financial Officer and Assistant Secretary) and D. Drue Wax (our Senior Vice President, General Counsel and Secretary), will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.  If Mr. Press is unable to serve, a replacement nominee will be selected as provided for in the Agreement (discussed below). The Board has no reason to believe that any nominee will be unable to serve.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The seven persons receiving the highest number of “FOR” votes represented by shares of SeaBright common stock present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and “broker non-votes” will have no effect on the vote for the election of directors.

Board Nominees

The biographies of each of the continuing directors below include information about the person’s age, principal occupation, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director. In addition to the information presented below, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve our company and our Board.

John G. Pasqualetto Director since 2003 Age 69
Mr. Pasqualetto has served as the Chairman of our Board of Directors since September 2004 and as our President and Chief Executive Officer and one of our directors since July 2003. In addition, he has served as Chairman of the Board of Directors and Chief Executive Officer of our insurance company subsidiary, SeaBright Insurance Company, since September 2003. He also served as President of SeaBright Insurance Company from September 2003 to July 2009. He was formerly President and Chief Executive Officer of Eagle Pacific Insurance Company and Pacific Eagle Insurance Company (the “Eagle Entities”), President of Kemper Employers Group and Senior Vice President of the Kemper insurance companies, holding these positions concurrently after joining Kemper in 1998. Mr. Pasqualetto’s prior experience includes serving as President of American International Group’s (“AIG”) workers’ compensation specialty group, co-founding Great States Insurance Company, a California-based specialty workers’ compensation company, and holding executive positions with Argonaut Insurance Company and the State Compensation Insurance Fund of California. Mr. Pasqualetto has a B.A. from California State University at Northridge. Mr. Pasqualetto was selected to serve as a director because he has specialized in workers’ compensation insurance carrier operations throughout his career of over 40 years. His qualifications include experience holding executive leadership positions and an extensive knowledge of our company’s business and history and our industry. His service on the Board is critical in linking the operational and strategic decisions necessary for SeaBright’s continued success. Mr. Pasqualetto’s expertise positions him well to continue to serve as our Chief Executive Officer and President.

Joseph A. Edwards Director since 2006 Age 61
Mr. Edwards has served as a director since November 2006. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2006. He has been a workers’ compensation consultant since 1991. Mr. Edwards administers workers’ compensation self-insured trusts in the State of Maine. He also is the Executive Director of the Greater Portland Five Trust. From 1991 through 2010, Mr. Edwards was a consultant for the American Insurance Association. From 1999 to 2005, Mr. Edwards served as a director for the National Council on Compensation Insurance. From 1987 to 1991, Mr. Edwards was Superintendent of Insurance for the State of Maine. Mr. Edwards holds a J.D. degree from Yale Law School and an S.B. degree from the Massachusetts Institute of Technology. Mr. Edwards was selected to serve as a director because his extensive legal experience, with particular emphasis in workers’ compensation insurance, and his knowledge of insurance regulatory oversight provides the Board with an important perspective on compliance issues.

William M. Feldman Director since 2004 Age 58
Mr. Feldman has served as a director since November 2004. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2004. Mr. Feldman is the co-owner, Chairman and Chief Executive Officer of Feldman, Ingardona & Co., a registered investment advisor and securities broker/dealer that provides asset management and investment advisory services to high net worth families and institutions. He has held these positions since organizing that company in 1997. Mr. Feldman received a B.S. in Accountancy from the University of Illinois, Urbana, and is a member of the American Institute of Certified Public Accountants. Mr. Feldman was selected to serve as a director because of his experience in accounting and in owning an investment advisory services firm. His extensive knowledge about portfolio management and financial matters provides the Board with additional insights into these activities of SeaBright.

Mural R. Josephson Director since 2004 Age 63
Mr. Josephson has served as a director since July 2004. Following his retirement as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (“LMC”) and as an officer and director of certain affiliated entities including the Eagle Entities, Kemper Employers Insurance Company and PointSure Insurance Services, Inc. in October 2002, where he served for approximately four years, Mr. Josephson has served as a consultant to various financial institutions. Prior to his role at LMC, Mr. Josephson retired as a partner at KPMG LLP after 28 years at the firm. Mr. Josephson also serves as a director of HealthMarkets, Inc., a provider of health, life and related insurance products to the self-employed, individual and small business markets, and Argo Group International Holdings, Ltd., which specializes in property and casualty insurance and reinsurance. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Josephson was a licensed Certified Public Accountant for 30 years and is a member of the American Institute of Certified Public Accountants. Mr. Josephson was selected to serve as a director because his extensive experience in audits of public and non-public companies, including insurance companies, as well as his knowledge of regulatory and financial reporting requirements, affords the Board a valuable perspective in the areas of audit, finance, accounting and taxation.

George M. Morvis Director since 2004 Age 71
Mr. Morvis has served as a director since July 2004. Mr. Morvis is the founder, President and Chief Executive Officer of Financial Shares Corporation, a Chicago-based strategic consulting firm that works with financial services companies worldwide to build stockholder value through strategic marketing planning, business assessment, business intelligence, research and financial communications. He serves on the boards of directors of two privately held companies and has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Morvis is a past chairman and current board member of the Illinois Council on Economic Education and a past president of the University of Illinois Alumni Association. Mr. Morvis received a B.S. degree from the University of Illinois, Urbana, an M.B.A. from The George Washington University, Washington, D.C., and is a graduate of the Harvard Business School owner-president management program. Mr. Morvis was selected to serve as a director because he has extensive experience in many areas of banking and financial services, has held positions of executive leadership, and has knowledge of regulatory and governance matters.

Clifford Press Director since 2011 Age 58
Mr. Press has served as a director since December 2011.  Mr. Press has been a managing member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005. Prior to 1986 he was employed as an investment banker at Morgan Stanley & Co., Incorporated. From 1986 to March 2003, Mr. Press was a General Partner of Hyde Park Holdings, Inc., a private equity investment firm (“HPH”). High Voltage Engineering Corporation, an industrial holding concern and a portfolio company of HPH, of which Mr. Press had been an officer and a director from 1989 to August 2004, filed petitions under Chapter 11 of the United States Bankruptcy Code in March 2004 and February 2005. Since 2001, he has been a director of GM Network Ltd., a private holding company providing Internet-based digital currency services. Mr. Press received his MA degree from Oxford University and an MBA degree from Harvard Business School. Mr. Press was selected to serve as a director because of his extensive experience in the financial industry, including investment banking and private equity. He has over 25 years experience investing in a broad range of public and private companies, which allows him to contribute a valuable perspective on the investor community to the Board.

Michael D. Rice Director since 2007 Age 69
Mr. Rice has served as a director since September 2007. In addition, he has served as a director of our insurance company subsidiary since September 2007. Mr. Rice currently serves as Managing Director of Ryan Specialty Group, which focuses on wholesale brokerage and underwriting management. Prior to Ryan Specialty Group, Mr. Rice retired from Aon Corporation following a career that spanned over 40 years. In addition to his position of Executive Vice President at Aon, he served as Chairman and CEO of Aon Risk Services of the Americas. Prior to that he served as Chairman/CEO of subsidiaries that specialized in national distribution of insurance products via independent agents and brokers, wholesale brokerage, managing general underwriters and direct marketing. Mr. Rice presently serves as Regent Emeritus and Chairman of the Ten Year Plan Committee for Loras College, Dubuque, Iowa. Mr. Rice was selected to serve as a director because he has held a wide variety of executive leadership positions within the insurance brokerage and risk management business. His extensive knowledge of the distribution of insurance products and his proven skills as a senior manager bring an informed insight and understanding to SeaBright’s Board.

Director Nomination and Election Arrangements

On December 23, 2011, we entered into an agreement (the “Agreement”) with our stockholder, Oliver Press Partners, LLC, and certain of its affiliates (collectively, the “Investors”), pursuant to which we agreed to certain arrangements with respect to the composition of our board and certain of our committees, including the appointment of Mr. Press to the Board.

Pursuant to the Agreement, we agreed to the following arrangements with respect to the composition of our Board:

●	Mr. Press was elected to the Board on December 23, 2011 for a term expiring at the 2012 annual meeting of stockholders and was appointed to the compensation committee of the Board.

●	We agreed to nominate Mr. Press for election to the Board at the 2012 annual meeting of stockholders as part of our slate of nominees for director.

●
The Investors agreed to vote their shares in favor of the Board’s slate of nominees for the 2012 annual meeting of stockholders, as well as at any other meeting of the stockholders occurring during the “Standstill Period,” and against any stockholder nominations for director which are not approved and recommended by the Board.  The “Standstill Period” began on December 23, 2011 and ends on the earlier of: (i) the date on which the 2014 annual meeting of stockholders concludes without adjournment, (ii) the date of the 2012 annual meeting of stockholders or the 2013 annual meeting of stockholders if Mr. Press (or the applicable replacement nominee) is not elected to the Board at the 2012 annual meeting of stockholders or the 2013 annual meeting of stockholders, respectively, and (iii) the date on which we have materially breached the Agreement and have failed to cure after 15 days’ written notice.

The Agreement may terminate earlier if certain other events occur, including, if the nominating and corporate governance committee of the Board does not deliver to the Investors a written commitment to include Mr. Press (or the applicable replacement nominee) as part of our slate of nominees for director for the 2013 annual meeting of stockholders or the 2014 annual meeting of stockholders within the time periods specified in the Agreement, if Mr. Press (or the applicable replacement nominee) resigns, if Mr. Press (or the applicable replacement nominee) is not included as part of our slate of nominees for director for the 2013 annual meeting of stockholders or the 2014 annual meeting of stockholders or if Mr. Press is unable to serve as a director as a result of death or incapacity and we and the Investors fail to agree on a replacement within the time period specified in the Agreement.  For a copy of the Agreement, please see Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2011.

PROPOSAL NO. 2 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit SeaBright’s consolidated financial statements for the fiscal year ending December 31, 2012. During fiscal year 2011, KPMG LLP served as SeaBright’s independent registered public accounting firm and also provided certain tax services to us. See “Audit Committee Disclosure — Principal Accounting Fees and Services.” Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent registered public accounting firm. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year.

Our Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2012.  If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the shares of SeaBright common stock present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 3 – SAY ON PAY – ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

The Board of Directors believes that SeaBright’s compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of stockholders. As described in detail under the Compensation Discussion and Analysis section of this proxy statement, our compensation program is designed to support our long-term business strategies and creation of stockholder value by emphasizing long-term alignment with our stockholders and pay-for-performance. You are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our philosophy and objectives and the 2011 compensation of our named executive officers. The Board of Directors has determined that we will hold an annual advisory “say-on-pay” vote until the next required stockholder vote on the frequency of stockholder votes on executive compensation.  This non-binding advisory “say-on-pay” vote gives you as a stockholder the opportunity to endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

Our Board recommends a vote “FOR” the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement under the heading “Executive Compensation.”

Vote Required

Approval of the advisory proposal on the compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation” requires the affirmative vote of a majority of the shares of SeaBright common stock present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this advisory proposal has been approved.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors may be filled only by the Board of Directors. The term of office for each director will be until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

For a director to be considered independent under Rule 303A.02 of the New York Stock Exchange ("NYSE") listing standards, the Board must affirmatively determine that a director has no material relationship with us. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NYSE listing standards. Based upon the information submitted by each director, the independence standards set forth in the NYSE rules and all other relevant facts and circumstances, the Board has determined that each of the directors, with the exception of Mr. Pasqualetto, is an “independent” director, as independence is defined in Rule 303A.02 of the NYSE listing standards. In making this determination, the Board of Directors considered the fact that Mr. Josephson is on the board of directors of Argo Group International Holdings, Ltd., which owns Argonaut Insurance Company, from which we had a recoverable at December 31, 2011 of approximately $1.2 million pursuant to an agreement that was put in place prior to the time that Mr. Josephson served on the board of either company, and the Board found that this relationship is not material to Mr. Josephson’s service as a director and did not impair his independence. The Board of Directors also considered the fact that Mr. Rice is a Managing Director of the parent company of R-T Specialty, LLC, with whom our subsidiary, SeaBright Insurance Company, has an insurance broker agreement. The Board found that this relationship is not material to Mr. Rice’s service as a director and did not impair his independence.

Our Board of Directors met 19 times in 2011.  Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2011, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. Directors are encouraged to attend the annual meeting of stockholders, and in 2011, all six directors attended the annual meeting.

In accordance with the NYSE rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. It is the policy of the Board that our non-management directors meet regularly in executive session in connection with regularly scheduled Board meetings and at such other times as they deem necessary. The position of presiding director of any such executive session is held for one year until the next annual meeting of the Board of Directors by each independent director who has served as an independent director for at least 12 months, and rotates among the independent directors in alphabetical order based on last name. Currently, Mr. Rice serves as the presiding director.

Company Leadership Structure

The Board, which currently consists of six independent, non-management directors, believes that currently it is in our best interest to have a single person serve in the positions of Chairman of the Board and Chief Executive Officer. Having the same person serve in these roles ensures clarity of leadership in a company of our size and complexity, and that the key business issues and stakeholder interests, which are the primary day to day responsibility of the CEO, are brought to the attention of the Board. The Board believes that it is not necessary to have the position of Chairman held by a director other than the CEO because our corporate governance structure provides for an independent Board that effectively oversees management and requires accountability. We believe we benefit from strong leadership by the independent directors. Our Board leadership structure includes the following practices:

•
Immediately following each regularly scheduled meeting of the Board, the independent directors meet in executive session without management present, and at all other times the presiding independent director calls a meeting of the independent directors only;

•	the presiding independent director presides at all meetings of the Board at which the Chairman is not present and serves as the liaison between the Chairman and the independent directors;

•
the presiding independent director position is rotated annually to assure that each independent director has a “turn” and can effectively exercise influence over informational flow and decision making;

•	an individual is not eligible to assume the role of presiding independent director until that individual has served as an independent director of the Company for at least 12 months;

•
the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed solely of independent directors, as defined in our Corporate Governance Guidelines and applicable NYSE listing requirements;

•	the functions of the Board are carried out by the full Board, and when delegated, by the fully independent standing Board committees; and

•	any director may request the inclusion of specific agenda items for discussion at Board meetings.

The Board believes that each of our directors is a full and equal participant in our major strategic and policy decisions of SeaBright.

Board’s Role in Risk Oversight

The Board engages in risk management oversight, while management is responsible for implementing and monitoring specific risk management activities through the Company’s enterprise risk management (“ERM”) process function. The Company’s ERM process provides a common framework to aid in consistent identification, reporting and management of key risks. An ERM report is presented to the Board quarterly or more often as appropriate. The Board reviews our relevant enterprise level risks, including but not limited to: operational risks, risks associated with our loss reserves and investment management risks. The Board also regularly reviews our strategic direction, overall business priorities and related execution against those objectives. The Board performs this oversight in several ways, including the following:

•
The Board receives updates from management on business operations, financial results and related risks associated with our operations at each regularly scheduled Board meeting. This includes a review of financial and operational metrics to determine performance against set objectives and trends in underlying business performance. The Board reviews and discusses our major risk exposures associated with underwriting selection, pricing, reinsurance, claims reserving and investment risk.

•
In conjunction with independent advisors, we monitor the investment portfolio for concentration of investments and credit quality of the securities on a monthly basis. The Board of our subsidiary, SeaBright Insurance Company, whose member composition is identical to our Board, approves the Investment Policy Statement and provides quarterly security reviews. Risk management includes setting of the duration and weighted life of the portfolio to limit exposure to interest rate fluctuations, and the classes of investments to limit credit risk.

•
Our General Counsel, who reports directly to our CEO and Chairman, manages legal risks associated with regulatory and compliance responsibilities, including state and federal agencies, and makes regular presentations to the Audit Committee of the Board.

•
Each quarter, the Audit Committee of the Board reviews the actuarial results for loss reserves prepared by management, including the input of an independent actuary. The Audit Committee also discusses in detail the results of internal audits, Sarbanes-Oxley Act reviews, findings (if any) by our external auditors and policies with respect to risk assessment and risk management.

•
At each regularly scheduled meeting, the Audit Committee discusses the activities of the internal audit department with the Vice President – Internal Audit and the activities of our independent auditors. At each regularly scheduled meeting, the Audit Committee also meets in executive session separately with the Vice President – Internal Audit and with representatives of the independent auditors.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate with the Board, the Audit Committee or the non-management directors, individually or as a group, by directing communications to the Secretary at the following address: SeaBright Holdings, Inc., 1501 4th Avenue, Suite 2600, Seattle, Washington 98101. The communication should prominently indicate on the outside of the envelope that the communication is intended for the Board, for the Audit Committee or for individual directors. In accordance with instructions from the Board, the Secretary will review all communications, will organize the communications for review by the Board, the Audit Committee or individual directors and will promptly forward communications (other than communications unrelated to the operation of the Company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board, the Audit Committee or individual directors. In addition, employees may communicate confidentially any concerns related to our accounting or auditing matters or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-SeaBright personnel and all calls are communicated to the Chairman of the Audit Committee, the Secretary and the Vice President – Internal Audit. Any complaints regarding accounting or auditing matters are forwarded directly to the Chairman of the Audit Committee.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three or five persons. All of the members of our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” as defined by NYSE rules and all of the members of the Audit Committee are independent under the heightened independence standards for Audit Committee members under the NYSE rules and the rules of the U.S. Securities and Exchange Commission (“SEC”).

Audit Committee

The Audit Committee consists of Messrs. Josephson (Chairman), Feldman and Morvis. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our consolidated financial statements, including: the preparation, presentation and integrity of our consolidated financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our independent registered public accounting firm. Our Audit Committee, among other things:

•	has sole responsibility to retain and terminate our independent registered public accounting firm;

•	pre-approves all audit and non-audit services performed by our independent registered public accounting firm and the fees and terms of each engagement; and

•
reviews our unaudited quarterly and annual audited consolidated financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Mural R. Josephson meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee, as amended on February 16, 2012, is available in the Investor Relations section of our website at www.sbxhi.com.

Compensation Committee

The Compensation Committee consists of Messrs. Rice (Chairman), Edwards, Feldman, Josephson and Press. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. Certain of our executive officers, including the Chief Executive Officer and the Secretary, may from time to time attend Compensation Committee meetings when executive compensation is discussed and evaluated by Compensation Committee members. Each year, the Compensation Committee receives from the Chief Executive Officer recommendations on compensation for executive officers other than the Chief Executive Officer, but the Compensation Committee retains full discretion in determining executive officer compensation. The Compensation Committee has the authority to retain and terminate legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties.

The charter of the Compensation Committee, as amended on February 16, 2012, is available in the Investor Relations section of our website at www.sbxhi.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Morvis (Chairman), Edwards and Rice. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters — Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as directors of SeaBright, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee shall consider the person’s ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of our business and affairs and the person’s reputation of integrity and competence in his or her personal and/or professional activities. Other criteria for membership shall include a candidate’s judgment, skills, diversity of experience, understanding of our business or other related industries, and the needs of the Board. The Nominating and Corporate Governance Committee shall screen all candidates in the same manner, regardless of the source of the recommendation. The assessment also includes the criteria for independence under the NYSE and the SEC’s rules, financial literacy for Audit Committee members and qualifications necessary to meet the SEC’s requirements for an “audit committee financial expert.”

As set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee gives consideration to nominating persons with a diverse set of perspectives and experience to enhance the deliberation and decision-making processes of the Board. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

One of the nominees for director, Mr. Press, joined the Board since the annual meeting of stockholders in 2011.  Mr. Press was recommended to the Board by Oliver Press Partners, LLC, a stockholder of the Company.  See “Proposal No. 1 – Election of Directors – Director Nomination and Election Arrangements.”

SeaBright has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee, as amended on February 16, 2012, is available in the Investor Relations section of our website at www.sbxhi.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2011:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joseph A. Edwards		Member	Member
William M. Feldman	Member	Member
Mural R. Josephson	Chairman	Member
George M. Morvis	Member		Chairman
Clifford Press		Member
Michael D. Rice		Chairman	Member
Number of meetings in 2011	8	6	4

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance Guidelines

We have Corporate Governance Guidelines governing the function and performance of the Board of Directors and its committees, which, among other things, set forth the qualifications and other criteria for director nominees, and, effective March 27, 2012, added executive officer stock ownership guidelines. The current guidelines are available in the Investor Relations section of our website at www.sbxhi.com.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.sbxhi.com. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning our executive officers and key employee. Executive officers serve at the request of the Board of Directors.

Name	Age	Positions
John G. Pasqualetto	69	Chairman, President and Chief Executive Officer
Richard J. Gergasko	53	Chief Operating Officer
Neal A. Fuller	49	Senior Vice President, Chief Financial Officer and Assistant Secretary
Marc B. Miller, M.D.	55	Senior Vice President and Chief Medical Officer
Richard W. Seelinger	52	Senior Vice President — Policyholder Services
Jeffrey C. Wanamaker	45	Senior Vice President — Underwriting
D. Drue Wax	61	Senior Vice President, General Counsel and Secretary
M. Philip Romney	57	Vice President, Finance, Principal Accounting Officer and Assistant Secretary
Craig A. Pankow	52	President — PointSure Insurance Services, Inc.

Set forth below is information concerning our executive officers who are not directors.

Richard J. Gergasko has served as our Chief Operating Officer since July 2009. He served as our Executive Vice President — Operations from July 2003 to July 2009. He also served in this capacity and as the head of underwriting and research and development at the Eagle Entities from May 1999 until September 2003. Prior to joining the Eagle Entities, Mr. Gergasko held a variety of positions in the insurance industry, including Underwriting Vice President of AIG’s workers’ compensation specialty group, as well as various actuarial positions at Crum and Forster, William M. Mercer, Inc. and MBA, Inc. Mr. Gergasko holds a B.A. in Statistics from Rutgers College, is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Neal A. Fuller has served as our Senior Vice President, Chief Financial Officer and Assistant Secretary since September 2011.  Mr. Fuller has over 27 years of experience in the financial services industry, including nearly 20 years of senior management experience.  From 2010 to 2011, he served as senior vice president and chief financial officer of the ICW Group.  From 2000 to 2009, he served in executive leadership positions for Safeco Corporation, including senior vice president-finance and treasurer.  Prior to that, from 1991 to 2000, Mr. Fuller held financial leadership positions with Safeco Asset Management and Safeco Mutual Funds.  Mr. Fuller holds a B.A. from University of Puget Sound.

Marc B. Miller, M.D. has served as our Senior Vice President and Chief Medical Officer since August 2004. Prior to 2004, Dr. Miller was a consultant for several businesses, including ExactCost, Inc., a healthcare cost analysis technology company, and MedLink HealthCare Networks, Inc., a diagnostic managed care organization. Dr. Miller holds a B.A. from Stanford University, an M.B.A. from Golden Gate University and an M.D. from Rush University.

Richard W. Seelinger has served as our Senior Vice President — Policyholder Services since July 2003. Mr. Seelinger has also served as Chief Executive Officer of Paladin Managed Care Services, Inc., one of our wholly owned subsidiaries, from its acquisition in December 2007 to December 21, 2011. From 2000 to 2003, he served in executive leadership positions for the Eagle Entities, which he joined in 2000. From 1985 through 1999, Mr. Seelinger held a series of executive positions of increasing responsibility at the Kemper insurance companies, including Worker’s Compensation Claims Officer. Mr. Seelinger holds a B.A. in History from Western Illinois University.

Jeffrey C. Wanamaker has served as our Senior Vice President — Underwriting since March 2006. From July 2003 through March 2006, Mr. Wanamaker served as our Vice President — Underwriting. He served as Vice President — Underwriting at the Eagle Entities, which he joined in May 1999. From 1989 to 1999, Mr. Wanamaker served in various capacities at Alaska National Insurance Company. Mr. Wanamaker holds Bachelor of Business Administration degrees in Finance and Economics from the University of Alaska and has earned the Chartered Property Casualty Underwriter and Associate in Reinsurance professional designations.

D. Drue Wax, Esq. has served as our Senior Vice President, General Counsel and Secretary since January 2005. Prior to that, she, through her law firm, represented us on various regulatory and corporate issues. From 1998 through March 2004, she served as senior counsel in the corporate legal department of the Kemper insurance companies, where her responsibilities involved regulatory and corporate work for the various Kemper corporations, including the Eagle Entities and Kemper Employers Insurance Company. Prior to 1998, Ms. Wax advised on insurance regulatory matters for Davidson, Goldstein, Mandell & Menkes, and was an associate in the Chicago office of Sidley & Austin. She received her J.D. from Chicago Kent College of Law, and her B.A. from Middlebury College. Ms. Wax is licensed to practice law in the States of Illinois and Washington.

M. Philip Romney has served as our Vice President, Finance and Principal Accounting Officer since November 2004 and as our Assistant Secretary since January 2005. From February 2000 until October 2004, Mr. Romney served as Director of Finance, Controller and Assistant Secretary for Eden Bioscience Corporation, a biotechnology company in Washington. Mr. Romney holds B.S. and MAcc. degrees from Brigham Young University, is a licensed Certified Public Accountant in the State of Washington and is a member of the American Institute of Certified Public Accountants and of the Washington Society of Certified Public Accountants.

Set forth below is information concerning our key employee.

Craig A. Pankow has served as the President of PointSure Insurance Services, Inc., one of our wholly-owned subsidiaries, since May 2007. He served as President of Black/White and Associates of Nevada, PointSure’s wholly owned subsidiary, from its acquisition in July 2008 to the merger of its functions into PointSure in 2010. From 2005 until May 2007, Mr. Pankow served as Executive Vice President of PointSure with responsibilities for business development. Prior to joining PointSure, Mr. Pankow was the Western Region Marketing Officer for Willis of North America. Mr. Pankow has more than 25 years of insurance industry experience. He holds a Bachelor of Science degree in Business Administration and an M.B.A. degree from City University. He also has earned the Associate in Risk Management professional designation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the compensation program in place for our principal executive officer, all individuals serving as our principal financial officer or acting in a similar capacity during the last completed fiscal year, and the three most highly-compensated executive officers other than the principal executive officer and principal financial officers for 2011. We refer to these seven individuals as Named Executive Officers (“NEOs”). This section also includes information regarding, among other things, the overall objectives of our compensation program and a description of each element of our executive compensation program.

The Compensation Committee of our Board of Directors (referred to in this section as the “Committee”) oversees our executive compensation program and determines the compensation for our NEOs other than the Chief Executive Officer (“CEO”). For our CEO, the Committee develops a compensation recommendation for approval by the independent members of our Board of Directors (the “Board”). The compensation of Scott H. Maw, our former Chief Financial Officer (“CFO”) who was hired in 2010, was determined in part by a search committee consisting of two members of the Committee and another independent director who were responsible for administering the search for our new CFO. The compensation of Neal A. Fuller, our current CFO who was hired in 2011, was determined by the Committee through negotiations in connection with his hiring.

Executive Summary

Pay-for-Performance Philosophy.  Our executive compensation program is designed to support attainment of our long-term business strategies and creation of value for our stockholders. It is also set to provide target compensation opportunities competitive with current market levels for executive talent, be variable based on our performance, and be oriented to long-term improvement in our profitability.

We believe our executive compensation program delivers reasonable pay that is strongly linked to Company performance over time.  The graphs below depict the primary elements of target total direct compensation for 2011 for our CEO and the other NEOs who were employed for the full year.  As indicated, base salary represents a small portion of overall compensation compared to variable incentives.  The CEO has a higher portion of his pay in the form of incentives, reflecting his greater responsibility for Company performance.

Business Environment, Performance, and Impact on 2011 Compensation.  Over the past three years, the operating environment for workers compensation insurers has been very negative, particularly in California, our largest market. The Company has undergone a re-underwriting of its book of business and is restructuring its operations in response to this prolonged negative environment. The Committee has given due consideration to these factors in determining cash and long-term incentive compensation for our NEOs, with the intent to align their compensation with the interests of our stockholders and, as discussed below, changed the equity compensation program for 2012 to be based solely on performance-based restricted stock grants.

Our financial results for fiscal year 2011 reflect the challenging economic and industry environment in which we operate. Total revenue, earned premium and gross written premium (“GWP”) all declined in 2011 as shown below.

•
Net loss totaled $14.5 million in 2011 compared to a net loss of $1.6 million in 2010. The increase in net loss resulted primarily from a decrease in other net realized gains recognized in earnings in 2011 as compared to 2010.

•
Our combined ratio, which measures losses and expenses in relation to earned premium and is a key measure of our profitability, has increased in each of the last three years, although at a lower rate in 2011.

The three primary elements of our compensation program consist of base salary, an annual cash bonus opportunity and equity incentive awards, which, for 2011, were in the form of restricted stock and stock options. We believe the compensation program and decisions described in this Compensation Discussion & Analysis, particularly the change to long-term equity incentives made for 2012, demonstrate our commitment to a pay-for-performance philosophy and long-term alignment with stockholders.  Key compensation outcomes for 2011 and changes approved for 2012 are as follows:

•	In light of the challenging economic and industry environment, the Committee decided that base salary increases would not be given to our NEOs in 2011 or in 2012.

•
Because we did not meet the threshold level of the pretax income metric for fiscal year 2011, no annual incentive payments were made to the NEOs for fiscal year 2011 under the 2011 Bonus Plan (as defined below). This is the third year in a row that annual incentives were not paid to the NEOs under our bonus plans.

•
To further support the long-term alignment of our executive compensation with our stockholders, the Committee has determined to deliver all of the 2012 long-term incentive award to NEOs and other executive officers in the form of performance-based  restricted stock, which will be earned based on growth in tangible book value per share, adjusted to exclude unrealized gains and losses and adjusted for dividends and share repurchases (“TBVPS”).

In addition, we do not provide perquisites, such as health club memberships, financial planning assistance or Company-paid personal travel, and we do not have an executive retirement plan. The only supplemental benefit we provide NEOs is the payment of a small amount of insurance premiums. We also do not provide special change-in-control severance benefits such as larger severance amounts or excise tax gross-ups.

Each year, the Committee reviews our executive compensation program to determine whether it is aligned with our business strategy and objectives, competitive market conditions and stockholder interests. In fiscal year 2011, the Committee reassessed the performance goals and decided to use two new measures for the NEOs’ annual cash incentive awards under the Bonus Plan for Section 16 Officers and Key Employees (the “2011 Bonus Plan”): (i) pre-tax income excluding all capital gains, losses and bonuses, and (ii) improvement in modified expense ratio. In addition, unlike prior years, the 2011 Bonus Plan provided for 25% of the bonus that is earned to be withheld and paid, subject to additional performance conditions, in 2013.

For fiscal year 2012, the Committee determined to simplify the operation of the bonus plan in light of the implementation of a performance-based long-term incentive program and will use only the pre-tax income measure and provide for current payment.

Consideration of Say-on-Pay Results. At our annual meeting in 2011, a majority (67%) of our stockholders approved the 2010 executive compensation program described in our proxy statement for the 2011 annual meeting of stockholders. The “say on pay” vote taken at our 2011 annual meeting of stockholders occurred after the Committee had made determinations with respect to the compensation of our NEOs for 2011, including the annual equity awards made in March 2011. The Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) in early 2012 to undertake a review of the executive compensation program and assist the Committee in making changes to address program design and governance concerns raised by stockholders and the proxy advisory firms before compensation determinations were made for 2012.  A key change that has been made is to grant all of the long-term incentives to NEOs in the form of performance-based restricted stock as mentioned above.  Additional changes, effective in 2012, were approved by the Committee to better reflect evolving best practices as follows:

•	A clawback policy applicable to all executive officers was adopted that provides for reimbursement or forfeiture of cash and equity incentives granted on or after March 29, 2012.

•	Stock ownership guidelines were adopted that require executive officers to retain 50% of net profit shares realized after adoption of the guidelines until specified multiples of salary are attained.

•
The definition of an option repricing in the 2005 Long-Term Equity Incentive Plan (“2005 Equity Plan”) was expanded to prohibit cancellation of stock options for cash or another award without stockholder approval.

•	Equity compensation levels for NEOs, on a dollar value basis, were reduced by 50% and the Company-wide share usage also was reduced.

Objectives and Design of Our Compensation Program

The compensation program for our NEOs is designed to attract, retain and reward talented executives in a manner that aligns their short- and long-term interests with those of our stockholders. We believe that the compensation program should offer compensation that is competitive and provides an effective balance between fixed components and variable components. SeaBright operates in a dynamic business and competitive environment. We develop our NEOs’ compensation program to emphasize goal alignment with our stockholders, a balance of short- and long-term incentives, and flexibility in the structure of the incentive plans to evolve with our continued development. To attain these objectives, we utilize components that have a clearly determinable value: (i) base salary, which is fixed, and (ii) cash bonuses and equity-based compensation (in the form of restricted stock and stock option grants for 2011), which are variable.

The following are the fundamental principles of our compensation program:

(1)	Total compensation should be determined by the performance of both the Company and the individual;

(2)	Long-term equity-based compensation should represent a meaningful portion of total NEO compensation; and

(3)
Our NEO compensation program should be designed to enable us to attract and retain the most talented executives in our industry, and to align the interests of these executives with those of our stockholders.

Performance-Based Annual Compensation.   Our compensation program is designed to provide incentives for our NEOs to build long-term stockholder value through improved profitability. We create annual incentives by providing variable compensation that is linked to Company and individual performance. We believe it is important for financial goals to be both challenging and realistic based on the state of the underwriting and financial markets. Because insurance is a cyclical business, the Committee selects financial goals intended to focus the NEOs on achieving performance that is most important for that part of the insurance market cycle we are currently experiencing. Therefore, annual incentive goals are developed as part of our planning process and then reviewed and approved by the Board.  If we and/or an individual fail to meet minimum threshold levels of performance, that individual will not earn any annual incentives under the bonus plan.

The Committee set target cash bonuses under our 2011 Bonus Plan at a level that placed 50% of our CEO’s annual cash compensation package at risk and approximately 37%, on average, of our other NEOs’ annual cash compensation packages at risk.

Equity-Based Compensation.  The Committee believes that a meaningful portion of total compensation should be delivered in the form of equity awards in order to align the NEOs’ incentives with those of our stockholders and to reinforce an ownership culture within our leadership team. These equity awards are intended to focus the NEOs on increasing the total stockholder return of SeaBright’s common stock by linking the ultimate compensation realized by the NEOs directly to the price of our common stock over time. In 2011, NEOs received equity compensation in the form of stock option grants and time-vesting restricted stock grants. For 2012, NEOs will receive all of their equity compensation in the form of performance-based restricted stock. In addition, we have adopted stock ownership guidelines for our executive officers. However, even in the absence of formal ownership guidelines, our CEO has not sold any shares of stock realized from equity awards since the Company’s inception in 2003, except for shares withheld for taxes at vesting of restricted stock.

Ability to Attract and Retain Executive Talent.   We believe our stockholders’ long-term interests are best served by our ability to attract and retain the most talented executives in the workers’ compensation insurance industry and related fields. In furtherance of this belief, the Committee seeks to create a target compensation package for each NEO that is competitive at least at median levels for the same role delivered by comparable companies with which we compete for executive talent. The Committee believes that offering target compensation packages no lower than the median with significant incentive components to align actual compensation realized with performance results enhances our ability to retain existing executive talent, and, when necessary, to attract new executive talent from the external marketplace.

Compensation Process and Methodology

Each year, the CEO delivers to the Committee his compensation recommendations for each NEO (other than himself). The Committee considers these recommendations carefully in exercising its discretion in determining NEO compensation. The Committee evaluates the compensation packages for our NEOs annually. To ensure that our NEO compensation is competitive with current market levels, we compare our compensation to that of a group of peer companies with businesses similar to ours and with which we compete for executive talent. For 2011, the Committee identified the following companies as our comparable companies for this purpose:  AMERISAFE, Inc., Baldwin & Lyons, Inc., Donegal Group, Inc., EMC Insurance Group, Inc., Meadowbrook Insurance Group, Inc., and National Interstate Corporation (the “Comparable Company Group”). The Committee regularly reviews the Comparable Company Group for relevance and adjusts its composition as necessary. Although we consider compensation data for the Comparable Company Group when establishing total compensation, we do not target a percentile rank for total compensation within the Comparable Company Group data set other than for target compensation to be at least at the median. Instead, we use the data as a guide in determining the appropriate levels of each form of compensation and the total level of compensation for each NEO.

The Committee did not retain or obtain the advice of a compensation consultant during 2011.  As mentioned previously, the Committee retained Cook & Co. during 2012 to provide independent consulting advice on making changes to the executive compensation program.

The Elements of Our Compensation Program

Our executive compensation program for 2011 consisted of the following three primary components:

•	Base salary;

•	Cash bonuses under our 2011 Bonus Plan; and

•	Restricted stock grants and stock option grants under our 2005 Equity Plan.

We also provide our NEOs with benefits on the same basis as other employees, such as participation in our health, life insurance and savings plans, and termination benefits (see “-Post-Termination Compensation Severance Arrangements.”  We do not provide perquisites (see “-Perquisites and Benefits”).

Base Salary.   The first element of our compensation program for NEOs in 2011 was an annual base salary. The Committee believes it is appropriate that a portion of each NEO’s compensation be provided in a form that is fixed, liquid and paid regularly over the course of the year. The Committee sets base salary for NEOs in the first fiscal quarter of each year based on the experience of the individual NEO as well as market salary levels for similar positions within the Comparable Company Group. In each case, the Committee takes into account the executive’s skills, performance level and overall contribution to our Company, potential for future development, scope of responsibilities of the position, the expertise and experience required for the position, the period of time over which the executive has performed these responsibilities, his or her anticipated contribution to our financial performance, current economic and market factors relating to our ability to attract and retain top leadership talent, our recent financial performance and internal pay equity. The determination of base salaries, and any adjustment thereto, is discretionary and non-formulaic. Any adjustment to base salaries typically takes effect on April 1st of each year.

On March 17, 2011, the Committee decided that executive officers other than our CEO would not receive annual salary increases in fiscal year 2011. The Committee also recommended to the Board that the CEO receive no increase in annual base salary and the independent directors approved the Committee’s recommendation. The Committee and the independent directors determined that salary increases would not be given in 2011 due to the continuing challenges in the economy and the industry and to reflect the Committee’s emphasis on reasonable pay that is aligned with our performance over time. The base salaries for each of the NEOs, which were held at 2010 levels for 2011 and will not be increased in 2012, are:

Name	Base Salary
John G. Pasqualetto	$559,000
Richard J. Gergasko	385,000
Neal A. Fuller	350,000
Richard W. Seelinger	262,650
Jeffrey C. Wanamaker	257,500
M. Philip Romney	200,900

On September 12, 2011, the Board elected Neal A. Fuller to serve as our Senior Vice President, Chief Financial Officer and Assistant Secretary.  Mr. Fuller's salary was determined based on consideration of his earnings history and his compensation at his prior employer. For a description of the terms of Mr. Fuller’s offer letter, refer to “Employment Agreements.”

Cash Bonuses Under Our 2011 Bonus Plan.  The second element of our compensation program for NEOs in 2011 was a cash bonus to be awarded under our 2011 Bonus Plan. The Committee develops the annual cash bonus opportunities for NEOs by considering, among other factors, cash bonuses paid to executives in the Comparable Company Group. Target bonus opportunities were generally consistent with the bonus opportunities we have provided in the past, but included a withholding feature for 2011 to enhance retention and incent executives to achieve the multiple goals in the 2011 Bonus Plan.

Any bonus earned under the 2011 Bonus Plan was to be paid in two parts:  the first part would be paid at the rate of 75% of the amount actually earned by March 15, 2012, subject to continued employment at the time of payment (the “Initial Bonus”), and the remaining 25% would be withheld and paid by March 15, 2013 (the “Withhold”). The Committee implemented the Withhold feature in the 2011 Bonus Plan because it believed that withholding a portion of the bonus for an additional year would enhance the retention effect of the award and would give participants an incentive to achieve an additional multi-year goal set forth in the plan.

Bonuses payable under the 2011 Bonus Plan were determined by our achievement of the following performance metrics:  (i) pretax income excluding all capital gains, losses and bonuses (the “Pretax Income Metric”), and (ii) with respect to the Withhold portion, improvement in modified expense ratio (the “Improvement in Modified Expense Ratio Metric”).  The selected metrics were chosen to focus management on annual achievement of the 2011 business plan relating to bottom line profit from its operational results.  Adjustments were made to reflect the degree of control and causal relationship connected primarily with capital gains and losses, which are substantially influenced by forces unrelated to the Company’s operational results. The metric selected for the Withhold portion directly supported the need for the Company to be an efficient competitor in a highly competitive market by targeting expense improvement over two years, thereby enhancing our ability to compete and be profitable. The Pretax Income Metric could have resulted in a performance bonus multiplier between 0% and 200%, which would be applied in calculating performance bonuses under the 2011 Bonus Plan.  The 2011 Bonus Plan identified three levels of achievement for the Pretax Income Metric (threshold, target and maximum).  For the Pretax Income Metric, the performance bonus multiplier would be calculated based on a level of achievement as follows:  threshold: 0%; target: 100%; maximum: 200%.  The performance bonus multiplier would then be applied to each participant’s target bonus to determine the performance bonus that was earned.  The Committee also reviewed the pre-agreed individual business unit or department quantitative goals and personal objectives and could have, in its sole discretion, reduced the amount of the bonus otherwise payable based on the achievement of the Pretax Income Metric.

The Withhold portion (25% of the earned performance bonus) was to be subject to review and possible modification at the end of fiscal year 2012 based upon: (1) a “look back” at the original pre-agreed upon earnings goal, which might result in an increase or decrease of the Withhold amount and (2) an “enhancement factor” that was based upon the achievement of the Improvement in Modified Expense Ratio Metric for a 24-month performance period, which might result in an increase of the Withhold  amount.  The Improvement in Modified Expense Ratio Metric could have resulted in a multiplier between 0% and 200%, which would be applied to the Withhold amount to calculate the “enhancement factor.”   The Bonus Plan identified three levels of achievement for the Improvement in Modified Expense Ratio Metric (threshold, target and maximum).  For the Improvement in Modified Expense Ratio Metric, the multiplier would be calculated based on a level of achievement as follows:  threshold: 0%; target: 100%; maximum: 200%.

Target bonus opportunities provided to each NEO under our 2011 Bonus Plan were unchanged from the 2010 Bonus Plan.  They were set as a percentage of each NEO’s base salary for 2011, with the percentages for the NEOs ranging from 40% to 100% of base salary as follows:

Name	Target Bonus As % of Salary
John G. Pasqualetto	100%
Richard J. Gergasko	75%
Neal A. Fuller	65%
Richard W Seelinger	55%
Jeffrey C. Wanamaker	55%
M. Philip Romney	40%

The differences in target bonus percentages reflect differences in the scope and responsibilities of the NEOs and our philosophy that the portion of pay at risk for performance should increase as an NEO’s responsibilities increase.

The Committee approved the following threshold, target and maximum performance levels for each of the two  metrics under the 2011 Bonus Plan:

Performance Metric	Threshold	Target	Maximum
Pretax Income Metric	$3,700,000	$11,900,000	$18,200,000
Improvement in Modified Expense Ratio Metric	26.6*	24.2*	20.6*
_______________
* Indicative only. Threshold and maximum are 110% and 85%, respectively, of target.

For 2011, the threshold level of our Pretax Income Metric was not met.  Therefore, no bonuses were awarded and the Withhold feature was not activated.

On February 16, 2012, the Committee adopted the 2012 Bonus Plan.  Annual incentives will be earned under the 2012 Bonus Plan based on the Company’s achievement of the Pretax Income Metric for 2012.  The 2012 Bonus Plan will operate in a similar manner as described above for 2011, with the exception that there is no Withhold feature. The individual target bonuses for the 2012 fiscal year for each of the named executive officers are unchanged from the target bonuses for 2011.

Other Cash Bonuses.  On October 3, 2011, the Committee awarded a $25,000 bonus payment to our principal accounting officer in connection with his service as acting principal financial officer from August 5, 2011 to September 12, 2011.

On September 15, 2011, Mr. Fuller, our newly hired CFO, received a sign-on bonus of $65,000 pursuant to the terms of his employment offer letter.  This bonus is subject to repayment if he is not an employee in good standing with us on September 15, 2012.  This recapture provision will not apply if Mr. Fuller’s position is eliminated or his compensation package is substantially reduced as a result of a change in control.

Restricted Stock and Stock Option Grants.  The third element of our compensation program for NEOs in 2011 was equity compensation in the form of restricted stock and stock option grants awarded under our 2005 Equity Plan. These equity awards represented a significant and meaningful percentage of NEO compensation in 2011.

The Committee determines the level of equity awards granted to our NEOs by considering a number of factors, which primarily consist of our calendar year GAAP net income (excluding capital gains and losses), return on equity, and our growth in earned premium and book value.  Based on recommendations from our CEO for the other NEOs, the Committee further considers several additional quantitative and qualitative factors in determining equity awards, including the level of equity awards for executives in the Comparable Company Group, performance of our operating subsidiaries and the performance of the departments supervised by each of our NEOs. The Committee then selects, in its judgment, the best balance between restricted stock awards and stock option awards. Because one of the goals of the compensation package is to retain executive talent, we grant equity awards that vest over a period of several years. We believe that this feature of our equity awards (i) creates an incentive for an NEO to remain with our company by deferring a significant amount of compensation over the vesting period and (ii) aligns the interests of the NEO with those of our stockholders by placing the ultimate level of compensation realized by the NEO at risk based upon our stock price performance.

The amounts awarded in 2011 were determined taking into account the need to retain management talent.  An evaluation was made of past stock options grants in prior periods and whether those options serve as retention incentives given the current trading conditions experienced in the market price of the stock. For 2011, approximately 90% of the value of equity incentives was awarded as restricted stock and 10% was awarded as stock options. Stock options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in four equal annual installments over four years.  Shares of restricted stock granted to the NEOs vest in full on the third anniversary of the grant date.

To further support the long-term alignment of our executive compensation with our stockholders, the Committee has determined that all of the long-term incentive awards to NEOs in 2012 will be in the form of performance-based restricted stock, which will begin vesting in three equal annual installments following the end of the performance period, provided that our TBVPS for calendar year 2012 equals or exceeds the threshold performance goal. The Committee has set three vesting levels of performance achievement as follows: threshold: 50% of the award will be earned; target: 100% of the award will be earned; and maximum: 200% of the award will be earned. The target goal to earn 100% of performance-based restricted stock is 9% growth in TBVPS for calendar year 2012.  If threshold performance is not attained, awards will be forfeited.

On February 3, 2011, pursuant to the terms of an amended employment agreement between Mr. Maw, our former CFO, and us, the Board of Directors approved a grant of 50,201 shares of restricted stock equal in value to $500,002, of which 25,101 shares vested on the date of grant and the remaining 25,100 shares were scheduled to cliff vest on the third anniversary date of the grant.  The vested shares were returned to us in connection with Mr. Maw’s resignation effective August 5, 2011.  See “-Post-Termination Compensation Severance Arrangements.”

On October 19, 2011, we granted 75,076 shares of restricted stock equal in value to $500,000 to Mr. Fuller in connection with the start of his employment with us. The grant was determined by reviewing market levels of equity compensation for the position of chief financial officer in the Comparable Company Group and past equity awards provided to other senior executives within our company, and was designed to provide Mr. Fuller a significant incentive to increase long-term stockholder value.

On March 29, 2012, pursuant to the 2005 Equity Plan, and as set forth below, the Committee approved grants of performance-based restricted stock to the NEOs, other than our CEO, and recommended to the Board a grant of performance-based restricted stock for our CEO, which the Board approved on March 29, 2012. No stock options were granted to the NEOs, including the CEO.

	2011		2012
Name	Stock Options(#)	Restricted Stock(#)	Performance-Vesting Restricted Stock(#)
John G. Pasqualetto	27,000	81,000	70,000
Richard J. Gergasko	15,000	45,000	15,000
Neal A. Fuller*	-	75,076	-
Richard W. Seelinger	10,000	30,000	12,000
Jeffrey C. Wanamaker	7,500	22,500	10,000
M. Philip Romney	2,700	8,100	6,715
_______________
*   In 2011, Mr. Fuller was awarded shares of restricted stock in connection with his September 12, 2011 date of hire.  Mr. Fuller is next entitled to receive equity awards in 2013.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making annual option grants to its NEOs on a single date each year, typically at its regularly scheduled meeting in March. The March meeting date has taken place within approximately four weeks following the issuance of a press release announcing our results for the previous quarter and fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when all material information regarding our financial results has been disclosed.

While the majority of our option awards to NEOs have generally been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer (e.g., to Mr. Fuller in connection with his commencement of employment as CFO in 2011), for promotions, for retention purposes or otherwise.

Perquisites and Benefits

We do not provide perquisites to our NEOs, but we do pay the cost of executive life insurance premiums.  We also make 401(k) matching contributions to our NEOs, as we do for substantially all of our employees.

Stock Ownership Guidelines

We encourage our executive officers to own our common stock so that they are motivated to improve our long-term profitability and increase stockholder value.  Under the stock ownership guidelines adopted in 2012, our NEOs are required to accumulate and retain stockholdings depending on their position of: four times base salary for the CEO, three times base salary for the Chief Operating Officer, and one times base salary for each other executive officer.  Until executive officers attain the required level of ownership, they must retain 50% of any restricted stock vesting (net of shares withheld or sold for taxes) or of any shares acquired upon the exercise of stock options (net of shares withheld or sold for taxes and exercise costs).

In addition to stock ownership guidelines, we have policies that prohibit certain short-term or speculative transactions in our securities (i.e., “hedging”).

Clawback Policy

The Committee implemented a clawback policy applicable to all executive officers in 2012.  This policy specifies the circumstances under which the Committee may exercise its discretion in the event of a restatement of our consolidated financial statements to seek the reimbursement or forfeiture of cash or equity incentive awards granted on or after March 29, 2012.

Post-Termination Compensation Severance Arrangements

We have entered into employment agreements containing severance provisions with certain members of our leadership team, including each of the NEOs, as described under “Potential Payments Upon Termination or Change in Control.”  The employment agreement with our CEO provides for payments and other benefits if his employment terminates due to termination without “Cause” or leaving employment for “Good Reason,” as these terms are defined in his employment agreement.  The employment agreements with the other NEOs provide for payments and other benefits only if their employment terminates for a termination without “Cause.” The Committee believes that these severance compensation arrangements are an important part of a competitive overall employment arrangement with our NEOs. The Committee believes that it is in the best interest of the Company to manage and control the turnover in the management of the Company to assure reasonable levels of continuity in senior leadership and to institute competitive compensation practices and policies that support the recruitment of top quality executive talent similar to that of our larger competitors in our market and industry. The Committee also believes that these agreements are important as a recruitment and retention device, since the companies with which we compete for executive talent have similar agreements in place for their senior management.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held company for compensation paid in excess of $1.0 million in any taxable year to the principal executive officer and the three other most highly compensated executive officers other than the principal executive officer or the principal financial officer. This deduction limit does not apply to exempt “performance-based compensation” within the meaning of Section 162(m) if certain requirements set forth in Section 162(m) are met. The Section 162(m) goals and annual grant limitations under the 2005 Equity Plan are designed to enable us to provide incentive compensation to certain of our executive officers whose compensation is tax deductible for U.S. federal income tax purposes in a manner that qualifies for an exemption, as “performance-based compensation,” from the deduction limitations under Section 162(m) of the Internal Revenue Code.

The deductibility of compensation is only one factor that the Compensation Committee intends to consider in assessing whether a particular arrangement is appropriate in light of its goal of encouraging our executive officers to achieve strategic, operational and financial objectives and to operate the business in a manner that enhances stockholder value. Accordingly, under appropriate circumstances, the Compensation Committee may authorize payment of compensation to our executive officers outside the limits of Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors of SeaBright Holdings, Inc. oversees SeaBright Holdings, Inc.’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and this Proxy Statement.

The Compensation Committee

Michael D. Rice, Chairman
Joseph A. Edwards
William M. Feldman
Mural R. Josephson
Clifford Press

Assessment of Risks in our Compensation Program

Annually, we review our compensation practices and incentive plans to assess the potential risks inherent in our compensation program in light of the risks facing the Company.  We evaluate whether our compensation practices and incentive plans could be expected to increase or help mitigate these risks.  Our findings, with which the Committee concurred, are that our compensation program is effectively designed to help mitigate excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company.  The factors considered in reaching this conclusion include:

•
The goals that trigger the Company's performance incentives under our long-term and short-term incentive plans reward underwriting profit and growth in book value, but do not reward top line growth. Therefore, our underwriters may qualify from time to time for equity grants and bonuses, but they are not incented to take undue risk.

•
Annual merit base salary increases are based upon book profitability measures and the accomplishment of necessary pricing increase targets. These measures and targets, which are communicated to each underwriter, are set annually and cover jurisdiction, business segment and line of business. These measures and targets do not include renewal persistency. Measures and targets are monitored and reported on monthly to senior management.

•
The Company has developed and maintains comprehensive written underwriting guidelines and procedures to control for excessive risk taking. These guidelines include referral requirements to higher levels of management based on risk characteristics of the customers our subsidiary insurance company insures and detailed letters of underwriting authority which each underwriter counter-signs. Annual audits are conducted of each underwriting unit to assure compliance with the underwriting guidelines and procedures. Such audits are further augmented from time to time by our internal audit staff and reported to the Company's Board of Directors as an is an important part of our enterprise risk management process.

Summary Compensation Table

The following table sets forth information regarding compensation earned by NEOs in 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John G. Pasqualetto	2011	$560,224	$–	$805,140	$92,070	$–	$12,909	$1,470,343
Chairman, President	2010	560,170	–	859,560	93,860	–	13,440	1,527,030
and Chief Executive	2009	488,341	–	743,626	91,960	–	15,337	1,339,264
Officer

Scott H. Maw (5)	2011	222,207	206,937	814,096	35,918	–	11,748	1,290,906
Former Senior Vice	2010	319,385	206,646	500,006	–	–	245,895	1,271,932
President, Chief Financial Officer and Assistant Secretary

Richard J. Gergasko	2011	386,224	–	447,300	51,150	–	13,264	897,938
Chief Operating Officer	2010	386,170	–	495,900	54,150	–	13,440	949,660
	2009	340,716	–	392,719	48,564	–	13,529	795,528

Neal A. Fuller (5)(6)	2011	107,468	65,000	500,006	–	–	4,629	677,103
Senior Vice President,
Chief Financial Officer and Assistant Secretary

Richard W. Seelinger	2011	263,874	–	298,200	34,100	–	12,723	608,897
Senior Vice President –	2010	263,820	–	263,136	28,735	–	12,865	568,556
Policyholder Services	2009	245,778	20,000	277,729	34,345	–	12,779	590,631

Jeffrey C. Wanamaker	2011	258,724	–	223,650	25,575	–	12,605	520,554
Senior Vice President –	2010	258,670	–	309,563	33,804	–	12,744	614,781
Underwriting	2009	240,976	25,000	311,836	38,565	–	12,926	629,303

M. Philip Romney (5)	2011	201,991	25,034	80,514	9,207	–	10,672	327,418
Vice President,	2010	201,945	–	148,770	16,245	–	10,780	377,740
Finance, Principal Accounting Officer	2009	188,351	22,000	116,939	14,460	–	10,058	351,808
and Assistant Secretary

(1)
Consists of the aggregate grant date fair value of shares of restricted stock granted to our NEOs during 2011, 2010 and 2009 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718. For a discussion of restricted stock awards made in 2011 related to 2010 performance, please see “– Compensation Discussion and Analysis – The Elements of Our Compensation Program – Restricted Stock Grants and Stock Option Grants.” See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, for a discussion of the relevant assumptions used in the valuation.

(2)
Consists of the aggregate grant date fair value of stock options granted to our NEOs during 2011, 2010 and 2009 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718. For a discussion of stock option awards made in 2011 related to 2010 performance, please see “– Compensation Discussion and Analysis – The Elements of Our Compensation Program – Restricted Stock Grants and Stock Option Grants.” See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, for a discussion of the relevant assumptions used in the valuation.

(3)
No payments were awarded to our NEOs under our bonus plans in effect for each year because the threshold levels of corporate performance under the respective bonus plans were not met. For additional information on our 2011 Bonus Plan, see “– Compensation Discussion and Analysis – The Elements of Our Compensation Program – Cash bonuses under our 2011 Bonus Plan.”

(4)	All other payments to or on behalf of our NEOs in 2011 include the following amounts (valued at actual amounts paid).

Named Executive Officer	Life Insurance Premiums	401(k) Matching Contributions	Total
John G. Pasqualetto	$659	$12,250	$12,909
Scott H. Maw	676	11,072	11,748
Richard J. Gergasko	1,014	12,250	13,264
Neal A. Fuller	254	4,375	4,629
Richard W. Seelinger	819	11,904	12,723
Jeffrey C. Wanamaker	803	11,802	12,605
M. Philip Romney	627	10,045	10,672

(5)
In 2011, Mr. Maw served as our Chief Financial Officer from January 1, 2011 until his resignation on August 5, 2011. Mr. Romney, our Vice President, Finance, Principal Accounting Officer and Assistant Secretary, acted in the capacity of our principal financial officer from August 6, 2011, through September 11, 2011.  On October 3, 2011, the Committee awarded Mr. Romney a discretionary cash bonus in the amount of $25,000 in connection with his service as acting principal financial officer.  Mr. Fuller joined us on September 12, 2011 and has served as our Chief Financial Officer since that date.

(6)
Pursuant to his employment letter with the Company, Mr. Fuller received a sign-on bonus of $65,000. Mr. Fuller agreed to repay this sign-on bonus if he is not an employee in good standing at the Company twelve months from the bonus payment date.  This recapture provision will not apply if Mr. Fuller’s position is eliminated or his compensation package is substantially reduced as a result of a material change in control.

Grants of Plan Based Awards

The following table summarizes grants of incentive stock options and shares of restricted common stock to our NEOs in 2011 and the estimated possible payouts under the 2011 Bonus Plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#) (2)	Options (#) (3)	Awards ($/Sh)	Option Awards (4)
John G. Pasqualetto	3/17/11 (5)	$–	$559,000	$1,118,000	–	–	$–	$–
	3/17/11	–	–	–	81,000	–	–	805,140
	3/17/11	–	–	–	–	27,000	9.94	92,070

Scott H. Maw	3/17/11 (5)	–	227,500	455,000	–	–	–	–
	3/17/11	–	–	–	81,800	–	–	814,096
	3/17/11	–	–	–	–	10,533	9.94	35,918

Neal A. Fuller	3/17/11 (5)	–	–	–	–	–	–	–
	10/19/11	–	–	–	75,076	–	–	500,006
	10/19/11	–	–	–	–	–	–	–

Richard J. Gergasko	3/17/11 (5)	–	288,750	577,500	–	–	–	–
	3/17/11	–	–	–	45,000	–	–	447,300
	3/17/11	–	–	–	–	15,000	9.94	51,150

Richard W. Seelinger	3/17/11 (5)	–	144,458	288,916	–	–	–	–
	3/17/11	–	–	–	30,000	–	–	298,200
	3/17/11	–	–	–	–	10,000	9.94	34,100

Jeffrey C. Wanamaker	3/17/11 (5)	–	141,625	283,250	–	–	–	–
	3/17/11	–	–	–	22,500	–	–	223,650
	3/17/11	–	–	–	–	7,500	9.94	25,575

M. Philip Romney	3/17/11 (5)	–	80,360	160,720	–	–	–	–
	3/17/11	–	–	–	8,100	–	–	80,514
	3/17/11	–	–	–	–	2,700	9.94	9,207
________________________

(1)	For additional information on our 2011 Bonus Plan, see “–Compensation Discussion and Analysis–The Elements of our Compensation Program–Cash bonuses under our 2011 Bonus Plan.”

(2)
Consists of shares of restricted common stock awarded under our 2005 Equity Plan. Shares awarded to Mr. Maw on February 3, 2011 vested or were scheduled to vest as follows: 25,101 shares vested on the date of grant and the remaining 25,100 were scheduled to vest on February 3, 2014. In connection with Mr. Maw’s resignation on August 5, 2011, Mr. Maw forfeited and refunded to us all shares of restricted common stock and all vested shares of common stock awarded to him during the term of his employment. The remaining awards to other NEOs fully vest on March 17, 2014, the third anniversary of the grant date. For additional information on our 2005 Equity Plan, see “–Employee Benefit Plans–2005 Long-Term Equity Incentive Plan.” Recipients of restricted common stock are required to pay the $0.01 par value of each share of restricted common stock at the time of grant.

(3)
Consists of options to purchase shares of our common stock awarded under our 2005 Equity Plan. The awards vest 25% on each of the first four anniversaries of the grant date. In connection with Mr. Maw’s resignation on August 5, 2011, Mr. Maw surrendered all stock options awarded to him during the term of his employment. For additional information on our 2005 Equity Plan, see “–Employee Benefit Plans–2005 Long-Term Equity Incentive Plan.”

(4)
For shares of restricted common stock, consists of the number of shares of stock awarded multiplied by the closing price of our common stock on the grant date. For stock options, consists of the number of options granted multiplied by the grant date fair value of each option. The grant date fair value was calculated according to the provisions of FASB ASC Topic 718.

(5)
Reflects each NEO’s participation in our 2011 Bonus Plan. Amounts shown indicate each NEO’s potential bonus assuming successful completion of the NEO’s individual goals and objectives and achievement of the threshold, target and maximum operating results. Mr. Fuller was not eligible to participate in the 2011 Bonus Plan.

Employment Agreements

The following information summarizes the employment agreements for our CEO and each of the other NEOs.

John G. Pasqualetto.   Mr. Pasqualetto’s amended employment agreement provides for an annual base salary of $313,793 and an annual incentive bonus in a target amount of 65% of his base salary. Mr. Pasqualetto’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, upon the Compensation Committee’s recommendation, the independent directors of the Board approved an increase in Mr. Pasqualetto’s annual base salary to $559,000 and a new target incentive bonus percentage of 100%. Mr. Pasqualetto may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Pasqualetto’s employment without Cause or if Mr. Pasqualetto terminates his employment for Good Reason, each as defined in his employment agreement, he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months thereafter. Mr. Pasqualetto’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for 18 months following the date of his termination.

Richard J. Gergasko.   Mr. Gergasko’s employment agreement provides for an annual base salary of $258,832 and an annual incentive bonus in a target amount of 50% of his base salary. Mr. Gergasko’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Gergasko’s annual base salary to $350,000 and a new target incentive bonus percentage of 75%. On July 27, 2009, the Board approved a change in Mr. Gergasko’s title from Executive Vice President — Operations to Chief Operating Officer. In connection with this change, Mr. Gergasko’s annual base salary increased by 10% to $385,000. Mr. Gergasko may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Gergasko’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Gergasko’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Neal A. Fuller.  Mr. Fuller’s August 25, 2011 employment offer letter provides for an annual base salary of $350,000 and an annual incentive bonus with a target level of 65% of his base salary.  Mr. Fuller’s salary and target bonus amount is subject to annual review by the Board.  In addition, Mr. Fuller received a sign-on bonus of $65,000 on September 15, 2011, which is subject to repayment if he is not an employee in good standing at the Company on September 15, 2012.  This recapture provision will not apply if Mr. Fuller’s position is eliminated or his compensation package is substantially reduced as a result of a material change in control.   On October 19, 2011, pursuant to his employment letter, Mr. Fuller was awarded 75,076 shares of restricted stock worth $500,000, awarded pursuant to the 2005 Equity Plan.  These shares will cliff vest in 2014.  In addition, for the 2012 fiscal year only and subject to approval of the Committee, Mr. Fuller is entitled to a restricted stock and an incentive stock option award with a total value of $350,000, with the proportionate distribution of three shares of restricted stock for every one incentive stock option.  The employment letter contemplates that such awards would be made in the first quarter of calendar year 2013, with the restricted stock cliff vesting in 2016 and the incentive stock options vesting ratably over four years.  In the event Mr. Fuller is terminated from the Company other than for Cause due to the elimination of position or a material change in control of the Company during Mr. Fuller’s first 12 months of employment, he will receive 100% of his annual base salary of $350,000, payable over a 12 month period.   Mr. Fuller may participate in present and future benefit plans that are generally made available to employees from time to time.

Scott H. Maw.   Mr. Maw resigned as senior vice president, chief financial officer and assistant secretary of the Company effective August 5, 2011.  Mr. Maw’s amended employment agreement, dated February 3, 2011, as amended on August 3, 2011, provided for an annual base salary of $350,000 and an annual incentive bonus in a target amount of 65% of his base salary. Mr. Maw’s salary and target bonus amount were subject to review by the Board for market and performance adjustments at the beginning of each calendar year and subject to adjustment after such review in the Board’s sole discretion. For the fiscal year 2010 only, Mr. Maw was entitled to a minimum bonus paid of 65% of his accrued salary, payable on or before March 15, 2011. The agreement provided for an award of shares of restricted stock worth $500,000, awarded pursuant to the 2005 Equity Plan, with $250,000 of such restricted stock grant vesting twelve months from the date of grant. The agreement provided that, if Mr. Maw terminated his employment with us on a voluntary basis within 36 months of his employment date, that $250,000 restricted stock grant was subject to his repayment to us, in cash or shares of stock, of $250,009 (100% of the grant’s value, calculated as the dollar value of the shares at the date of the grant) or the replacement of the actual shares of stock.  The grant of the remaining $250,000 of restricted stock was to vest on the third anniversary of the date of grant. For the 2010 performance year only, pursuant to the terms of the employment agreement, Mr. Maw received, on March 17, 2011, restricted stock and incentive stock option awards with a total value of $350,000 in the proportion of three shares of restricted stock (totaling 31,599 shares) for every one incentive stock option (totaling 10,533 options), with the restricted stock vesting in 2014 and the incentive stock options vesting ratably over four years. In addition, on February 3, 2011, Mr. Maw received 50,201 shares of restricted stock valued at $500,002, of which 25,101 shares vested on the date of grant, with the remaining 25,100 shares cliff vesting on the third anniversary of the date of grant. The agreement provided that, if Mr. Maw terminated his employment on a voluntary basis within 36 months of February 3, 2011, the restricted stock which vested on February 3, 2011, was subject to Mr. Maw’s repayment of $250,006 or replacement of the 25,101 shares received. The agreement further provided that, if the Company terminated Mr. Maw’s employment without “Cause”, as defined in the agreement, he would be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter, or until he obtained other employment, whichever first occurred, if he executed a general release releasing the Company from all liabilities arising out of or connected with his employment with, or his separation or termination from, the Company. Mr. Maw’s agreement provided that he would be restricted from competing with us or our affiliates, or soliciting our or our affiliates’ employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.  Under the terms of his 2010 employment offer letter, which was superseded by his amended employment agreement with us, Mr. Maw also received a corporate relocation package in an amount not to exceed $200,000.

Richard W. Seelinger.   Mr. Seelinger’s employment agreement provides for an annual base salary of $187,113 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Seelinger’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Seelinger’s annual base salary to $262,650 and a new target incentive bonus percentage of 55%. Mr. Seelinger may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Seelinger’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Seelinger’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Jeffrey C. Wanamaker .   Mr. Wanamaker’s employment agreement provides for an annual base salary of $164,966 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Wanamaker’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Wanamaker’s annual base salary to $257,500 and a new target incentive bonus percentage of 55%. Mr. Wanamaker may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Wanamaker’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Wanamaker’s employment agreement provides that he will be restricted from engaging in specified competitive activities and soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

M. Philip Romney .  Mr. Romney’s employment agreement provides for an annual base salary of $155,000 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Romney’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Romney’s annual base salary to $200,900. Mr. Romney may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Romney’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Romney’s employment agreement provides that he will be restricted from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Outstanding Equity Awards

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2011:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John G. Pasqualetto	155,292	–	$6.54	9/30/13	70,021	(2)	535,661
	76,499	–	10.50	1/20/15	78,000	(3)	596,700
	25,000	–	17.64	3/17/16	81,000	(4)	619,650
	20,000	–	18.21	3/28/17
	22,500	7,500	14.60	3/27/18
	11,671	11,669	10.62	3/27/19
	6,501	19,499	11.02	3/22/20
	–	27,000	9.94	3/17/21

Richard J. Gergasko	57,896	–	6.54	9/30/13	36,979	(2)	282,889
	45,899	–	10.50	1/20/15	45,000	(3)	344,250
	12,500	–	17.64	3/17/16	45,000	(4)	344,250
	10,000	–	18.21	3/28/17
	9,000	3,000	14.60	3/27/18
	6,163	6,163	10.62	3/27/19
	3,751	11,249	11.02	3/22/20
	–	15,000	9.94	3/17/21

Richard W. Seelinger	38,823	–	6.54	9/30/13	26,152	(2)	200,063
	22,950	–	10.50	1/20/15	23,878	(3)	182,667
	4,000	–	17.64	3/17/16	30,000	(4)	229,500
	6,000	–	18.21	3/28/17
	6,375	2,125	14.60	3/27/18
	4,359	4,358	10.62	3/27/19
	1,991	5,969	11.02	3/22/20
	–	10,000	9.94	3/17/21

Jeffrey C. Wanamaker	58,235	–	6.54	9/30/13	29,363	(2)	224,627
	15,300	–	10.50	1/20/15	28,091	(3)	214,896
	4,000	–	17.64	3/17/16	22,500	(4)	172,125
	7,000	–	18.21	3/28/17
	6,376	2,124	14.60	3/27/18
	4,894	4,894	10.62	3/27/19
	2,341	7,023	11.02	3/22/20
	–	7,500	9.94	3/17/21

Neal A. Fuller	–	–	–	–	75,076	(5)	574,331

M. Philip Romney	7,650	–	10.50	1/20/15	11,011	(2)	84,234
	1,875	–	17.64	3/17/16	13,500	(3)	103,275
	4,000	–	18.21	3/28/17	8,100	(4)	61,965
	3,563	1,187	14.60	3/27/18
	1,835	1,835	10.62	3/27/19
	1,125	3,375	11.02	3/22/20
	–	2,700	9.94	3/17/21

Scott H. Maw	–	–	–	–	–		–
______________________________

(1)
Stock options granted to NEOs vest 25% on each of the first four anniversaries of the date of grant. The following table provides information with respect to the vesting of each NEO’s stock options that were unexercisable at December 31, 2011:

		Year in Which Options Vest
Name	Grant Date	2012	2013	2014	2015	Total

John G. Pasqualetto	3/27/08	7,500	–	–	–	7,500
	3/27/09	5,834	5,835	–	–	11,669
	3/22/10	6,500	6,500	6,499	–	19,499
	3/17/11	6,750	6,750	6,750	6,750	27,000

Richard J. Gergasko	3/27/08	3,000	–	–	–	3,000
	3/27/09	3,082	3,081	–	–	6,163
	3/22/10	3,750	3,750	3,749	–	11,249
	3/17/11	3,751	3,750	3,750	3,749	15,000

Richard W. Seelinger	3/27/08	2,125	–	–	–	2,125
	3/27/09	2,179	2,179	–	–	4,358
	3/22/10	1,989	1,991	1,989	–	5,969
	3/17/11	2,500	2,500	2,500	2,500	10,000

Jeffrey C. Wanamaker	3/27/08	2,124	–	–	–	2,124
	3/27/09	2,448	2,446	–	–	4,894
	3/22/10	2,341	2,341	2,341	–	7,023
	3/17/11	1,875	1,875	1,875	1,875	7,500

M. Philip Romney	3/27/08	1,187	–	–	–	1,187
	3/27/09	918	917	–	–	1,835
	3/22/10	1,125	1,125	1,125	–	3,375
	3/17/11	675	675	675	675	2,700

(2)	Shares of restricted common stock granted to our NEOs on March 27, 2009 that vest on March 27, 2012, the third anniversary of the date of grant.

(3)	Shares of restricted common stock granted to our NEOs on March 22, 2010 that vest on March 22, 2013, the third anniversary of the date of grant.

(4)	Shares of restricted common stock granted to our NEOs on March 17, 2011 that vest on March 17, 2014, the third anniversary of the date of grant.

(5)	Shares of restricted common stock granted to Mr. Fuller on October 19, 2011 that vest on October 19, 2014, the third anniversary of the date of grant.

Options Exercised and Restricted Stock Vested

The table below reflects the aggregate value realized by the NEOs upon the exercise of stock options, and the aggregate value realized by the NEOs upon the vesting of restricted stock awards in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John G. Pasqualetto	–	–	70,000	$712,600
Scott H. Maw (3)	–	–	47,324	471,096
Richard J. Gergasko	–	–	36,000	366,480
Richard W. Seelinger	–	–	25,500	259,590
Jeffrey C. Wanamaker	–	–	25,500	259,590
M. Philip Romney	–	–	14,250	145,065
Neal A. Fuller	–	–	–	–

(1)
Represents the gross number of shares of restricted stock that vested, prior to the executive’s election to have us “hold back” a sufficient number of shares to cover the executive’s income tax withholding obligation in connection with the vesting.

(2)
Amount calculated based on the difference between the closing market price for our common stock on the date of vesting and the par value of the stock, which was paid by the executive at the time of grant.

(3)	In connection with Mr. Maw’s resignation on August 5, 2011, Mr. Maw forfeited and refunded to us all 47,324 vested shares of common stock held by him.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation to each of the NEOs assuming each NEO’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2011. The amounts shown in the tables are estimates, and the actual amounts to be paid can only be determined at the time of the NEO’s separation from SeaBright or upon a change in control.

John G. Pasqualetto, Chairman, President and Chief Executive Officer

Benefit	Termination Without Cause or Resignation for Good Reason	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$838,500	$–	$–	$–	$–	$838,500
Accrued Vacation	55,183	55,183	55,183	55,183	55,183	55,183
Payment under 2011 Bonus Plan	–	–	–	–	–	–
Health and Welfare Benefits	10,530	–	–	–	–	10,530
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	1,752,011	1,752,011	1,752,011
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$904,213	$55,183	$55,183	$1,807,194	$1,807,194	$2,656,224

Richard J. Gergasko, Chief Operating Officer

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$385,000	$–	$–	$–	$–	$385,000
Accrued Vacation	36,722	36,722	36,722	36,722	36,722	36,722
Payment under 2011 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	971,389	971,389	971,389
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$421,722	$36,722	$36,722	$1,008,111	$1,008,111	$1,393,111

Scott H. Maw – Former Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Maw resigned effective August 5, 2011, and forfeited his accrued vacation balance and outstanding shares of restricted common stock and incentive stock options.

Neal A. Fuller, Senior Vice President, Chief Financial Officer and Assistant Secretary

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$350,000	$–	$–	$–	$–	$350,000
Accrued Vacation	8,974	8,974	8,974	8,974	8,974	8,974
Payment under 2011 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	574,331	574,331	574,331
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$358,974	$8,974	$8,974	$583,305	$583,305	$933,305

Richard W. Seelinger, Senior Vice President — Policyholder Services

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$262,650	$–	$–	$–	$–	$262,650
Accrued Vacation	30,137	30,137	30,137	30,137	30,137	30,137
Payment under 2011 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	612,230	612,230	612,230
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$292,787	$30,137	$30,137	$642,367	$642,367	$905,017

Jeffrey C. Wanamaker, Senior Vice President — Underwriting

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$257,500	$–	$–	$–	$–	$257,500
Accrued Vacation	29,712	29,712	29,712	29,712	29,712	29,712
Payment under 2011 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	611,648	611,648	611,648
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$287,212	$29,712	$29,712	$641,360	$641,360	$898,860

M. Philip Romney, Vice President, Finance, Principal Accounting Officer and Assistant Secretary

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$200,900	$–	$–	$–	$–	$200,900
Accrued Vacation	22,408	22,408	22,408	22,408	22,408	22,408
Payment under 2011 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	249,474	249,474	249,474
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$223,308	$22,408	$22,408	$271,882	$271,882	$472,782

Cash Severance and Payments under Employment Agreements

The employment agreements with our NEOs (other than our CFO) provide that upon termination, the executives are generally entitled to receive amounts earned during their term of employment. In addition, if an executive’s employment is terminated without “Cause,” the executive will be entitled to receive his or her base salary payable in regular installments from the date of termination for a severance period set forth in the employment agreement, or until the executive obtains other employment, whichever occurs first. If the CEO’s employment is terminated without “Cause,” he will be entitled to receive his bonus (prorated to the date of termination) payable in regular installments from the date of termination for a severance period set forth in his employment agreement, or until he obtains other employment, whichever occurs first. However, the executive is under no duty to seek alternative employment during the severance period. The severance period for Mr. Pasqualetto, our CEO, is 18 months from the date of termination, and the severance period for the other NEOs is 12 months from the date of termination. The employment agreements also provide that the executives will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for the applicable severance period.

Under the employment agreements, termination shall be for “Cause” if the executive:

(i)           is continuously inattentive to his or her lawful duties after at least one written notice has been provided and the executive has failed to cure the same within a 30-day period thereafter;

(ii)           reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing us substantial public disgrace or disrepute or economic harm;

(iii)          breaches his or her duty of loyalty to us or engages in any acts of dishonesty or fraud with respect to us or any of our business relations;

(iv)          is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto);

(v)           breaches any material term of his or her employment agreement or any other agreement between the executive and us or any of our affiliates and the breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from us; or

(vi)           is terminated for substandard performance.

In addition, if Mr. Pasqualetto terminates his employment for “Good Reason,” he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months, or until he obtains other employment, whichever occurs first. “Good Reason” means the executive’s voluntary resignation within 90 days after the occurrence of any of the following: (i) without the express written consent of the executive, a reduction in the executive’s annualized base salary; (ii) without the express written consent of the executive, a material diminution in his or her supervisory responsibilities; (iii) the relocation of the executive in connection with any relocation of our principal place of business to a facility or a location more than fifty (50) miles outside of the greater Seattle, Washington metropolitan area without the executive’s written consent; or (iv) our failure to obtain the assumption of the executive’s employment agreement by any successors for the remainder of its term.

If Mr. Pasqualetto’s employment is terminated without “Cause,” or if he terminates his employment for “Good Reason,” we have also agreed to pay Mr. Pasqualetto’s COBRA health insurance premiums from the date of termination through the date that is 18 months after the date of termination.

The employment offer letter with our CFO, Mr. Fuller, provides that in the event Mr. Fuller is terminated other than for “Cause” due to the elimination of position or a material change in control during Mr. Fuller’s first 12 months of employment, he will receive 100% of his annual base salary of $350,000, payable over a 12 month period.  “Cause,” as defined in Mr. Fuller’s employment offer letter, is substantially the same as the definition of “Cause” in the other NEOs’ employment agreements, except that the definition of “Cause” in Mr. Fuller’s employment offer letter includes if Mr. Fuller (i) is insubordinate; or (ii) engages in improper conduct towards any employee or agent of ours or our affiliates.

Stock Options and Restricted Stock Awards under the 2005 Equity Plan

Stock Options.   Under the 2005 Equity Plan, options that are exercisable on the date of termination of a participant’s employment with SeaBright generally expire 30 days after the date of termination, so long as the participant does not compete with us during the 30-day period, and options that are not exercisable on the date of termination are forfeited immediately. There are, however, exceptions depending upon the circumstances of termination. In the event of retirement, a participant’s exercisable options will remain so for up to 90 days after the date of retirement, so long as the participant does not compete with us during the 90-day period. The participant’s options that are not exercisable on the date of retirement will be forfeited, unless the Compensation Committee determines in its discretion that the options shall become fully vested and exercisable. In the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, so long as the participant does not compete with us during the 180-day period. In each of the foregoing circumstances, the Board or Compensation Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for “Cause,” all options will terminate immediately, whether or not exercisable. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. The option award agreements pursuant to which options have been awarded to the NEOs under the 2005 Equity Plan do not provide that the options will become fully vested and exercisable automatically upon a “Change in Control.”

Restricted Stock Awards.   Under the 2005 Equity Plan, generally, if a participant’s employment with us terminates, all shares of restricted stock granted to the participant on which the restrictions have not lapsed shall be immediately forfeited to SeaBright. However, upon a participant’s death, disability or retirement, all restrictions on shares of restricted stock granted to the participant shall lapse. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all restrictions on shares of restricted stock granted to the participant shall lapse. In addition, the Compensation Committee has the authority to grant, but has not granted, shares of restricted stock with respect to which all restrictions lapse automatically upon a “Change in Control,” whether or not the participant is subsequently terminated. The restricted stock grant agreements pursuant to which shares of restricted stock have been awarded to the NEOs under the 2005 Equity Plan do not provide that the restrictions on shares of restricted stock lapse automatically upon a “Change in Control.”

Under the 2005 Equity Plan, “Cause” means the occurrence of one or more of the following events:

(i)             conviction of a felony or any crime or offense lesser than a felony involving our property;

(ii)            conduct that has caused demonstrable and serious injury to us, monetary or otherwise;

(iii)           willful refusal to perform or substantial disregard of duties properly assigned, as determined by us; or

(iv)           breach of duty of loyalty to us or other act of fraud or dishonesty with respect to us.

“Change in Control” for purposes of the 2005 Equity Plan means the occurrence of one of the following events:

(i)              if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than affiliates of Summit Partners and certain other exempt persons, acquires 50% or more of our voting securities;

(ii)            during any period of two consecutive years, a majority of our Directors are replaced (other than any new Directors whose election or nomination was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election was previously so approved);

(iii)           consummation of a merger or consolidation of SeaBright with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our CEO and Directors retain their positions with us (and constitute at least a majority of the Board); or

(iv)           consummation of a plan of complete liquidation of SeaBright or a sale or disposition of all or substantially all of our assets, other than a sale to affiliates of Summit Partners and certain other exempt persons.

“Involuntary Termination” means (i) the participant’s involuntary dismissal or discharge by us or one of our subsidiaries or a successor for reasons other than Cause or (ii) such individual’s voluntary resignation following (A) a change in his or her position with SeaBright which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (base salary or any target incentive compensation) by more than ten percent or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by us or one of our subsidiaries or a successor without the participant’s written consent.

Stock Options Under the 2003 Stock Option Plan

Under the 2003 Stock Option Plan, if a participant is terminated other than for “Cause,” the participant’s vested and exercisable options remain so for 30 days after the date of termination. If a participant retires, the participant’s vested and exercisable options remain so for 45 days after the date of retirement. Upon death or disability of a participant, the participant’s vested and exercisable options remain so for 90 days after the date of death or disability. All options that are not vested and exercisable on the date of termination of the participant’s employment will be forfeited as of the date of termination. In the event of a “Sale of the Company” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee or the Board may provide, in its discretion, that the options shall become immediately exercisable by any participants who are employed by us at the time of the “Sale of the Company” and/or that all options shall terminate if not exercised as of the date of the “Sale of the Company.”

Under the 2003 Stock Option Plan, “Cause” means if a participant:

(i)            acts in bad faith and to the detriment of SeaBright;

(ii)           refuses or fails to act in accordance with any specific direction or order of SeaBright or the Board;

(iii)          exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence;

(iv)          is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); or

(v)           breaches any material term of the 2003 Stock Option Plan or breaches any other agreement (including, without limitation, any employment agreement) between or among the participant and us.

“Cause” can also have any other meaning that may be set forth in a participant’s option award agreement.

“Sale of the Company” under the 2003 Stock Option Plan means the sale of SeaBright pursuant to which any party or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds) acquire (i) our capital stock possessing the voting power under normal circumstances to elect a majority of our Board of Directors (whether by merger, consolidation or sale or transfer of our capital stock) or (ii) all or substantially all of our assets determined on a consolidated basis.

“Involuntary Termination” has the same meaning under the 2003 Stock Option Plan as under the 2005 Equity Plan.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2011, certain information related to the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	1,474,040	(1)	$10.94	462,014	(2)(3)
Equity compensation plans not approved by stockholders	–		–	–
Total	1,474,040		10.94	462,014
____________

(1)
Includes options granted under our 2003 Stock Option Plan and options granted under our 2005 Equity Plan. Does not include 2,060,445 shares of restricted stock granted between March 2005 and December 2011 pursuant to our 2005 Equity Plan.

(2)
Includes only options eligible for grant under the 2005 Equity Plan. In January 2006, the Compensation Committee terminated the ability to grant future stock option awards under the 2003 Stock Option Plan.

(3)
The 2005 Equity Plan provides that the number of shares available for issuance under the plan automatically increases on the first day of each fiscal year beginning in 2006 and ending in 2015 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (ii) 750,000 shares. Accordingly, on January 1, 2012, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by 446,555.

DIRECTOR COMPENSATION

Summary of Director Compensation

Under the director compensation program, new non-employee directors elected to the Board will be eligible to receive an initial restricted stock grant in the amount of $75,000, which will be subject to three-year cliff vesting, at the discretion of the Compensation Committee. In the event of a change in control of us or upon the death, disability or retirement of the participant, all restrictions relating to all outstanding restricted stock grants will lapse. Following this initial grant, no additional equity incentive compensation will be granted to such new directors until the next annual meeting of stockholders.

In addition, non-employee directors receive an annual retainer of $20,000 and an additional $2,500 for each in-person Board meeting attended and $1,000 for each telephonic Board meeting. Certain members of committees of the Board also receive annual retainers. Audit Committee members receive an additional annual retainer of $4,000, except the chair of the Audit Committee who receives an additional annual retainer of $15,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee, a committee of the board of directors of our wholly-owned subsidiary, SeaBright Insurance Company, each receive an additional annual retainer of $10,000, as approved by the Committee on April 20, 2011.  On April 20, 2011, the Committee also approved, effective May 17, 2011, an annual retainer fee of $10,000  for the position of Presiding Independent Director.

Our directors are also eligible to receive stock options and other equity-based awards as determined by the Compensation Committee pursuant to the terms of the 2005 Equity Plan. Under our director compensation program, non-employee directors will receive annual equity incentive grants on the date of each annual meeting of stockholders, unless the Compensation Committee determines otherwise. These equity incentive grants have historically consisted of restricted stock grants valued at $60,000 and stock options valued at $20,000. The restricted stock grants will be subject to three-year cliff vesting, and the stock option grants will vest over a four-year period with one-fourth of the options vesting on the first anniversary of the grant date and the remaining three-fourths vesting equally on a monthly basis over the following 36 months. The stock options have an exercise price equal to the closing price of our common stock on the date of grant, as reported on the NYSE. In the event of a change in control of us or upon the death or disability of the participant, all restrictions relating to all outstanding restricted stock grants will lapse and all stock option grants will become fully vested and exercisable. Our Compensation Committee may, in its discretion, determine to exclude one or more non-employee directors from receiving these equity grants in any given year.

Our director compensation program also includes an ownership guideline generally providing that non-employee directors will own shares and options with a value equal to five times the annual retainer for serving as a member of the Board of Directors, excluding retainers for serving on or chairing a committee of the Board, after five years of service as a director. The value for this purpose is based on the greater of (a) each security’s value on the date of grant or (b) each security’s fair market value on the fifth anniversary of the director’s election to the Board.

We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors who are also our employees receive no compensation for serving as directors.

Director Compensation

The following table summarizes compensation paid to or earned by the non-employee members of our Board of Directors in 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Joseph A. Edwards	$73,000	$60,002	$20,001	$153,003
William M. Feldman (3)	96,375	60,002	20,001	176,378
Mural R. Josephson	92,500	60,002	20,001	172,503
George M. Morvis	88,875	60,002	20,001	168,878
Michael D. Rice	90,875	60,002	20,001	170,878
Clifford Press	9,333	–	–	9,333
_____________________

(1)
Consists of the aggregate grant date fair value of shares of restricted stock granted to our directors in 2011 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718, except that no estimate of forfeitures was made. No shares of restricted stock were forfeited by our directors during 2011. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, for a discussion of the relevant assumptions used in the valuation.

The following table reflects the number of unvested shares outstanding at December 31, 2011:

Name	Grant Date	# of Shares Granted	# of Shares Outstanding at December 31, 2011
Joseph A. Edwards	5/19/09	4,485	4,485
	5/18/10	5,500	5,500
	5/17/11	6,205	6,205

William M. Feldman	5/19/09	4,485	4,485
	5/18/10	5,500	5,500
	5/17/11	6,205	6,205

Mural R. Josephson	5/19/09	4,485	4,485
	5/18/10	5,500	5,500
	5/17/11	6,205	6,205

George M. Morvis	5/19/09	4,485	4,485
	5/18/10	5,500	5,500
	5/17/11	6,205	6,205

Michael D. Rice	5/19/09	4,485	4,485
	5/18/10	5,500	5,500
	5/17/11	6,205	6,205

(2)
Consists of the aggregate grant date fair value of stock options granted to our directors in 2011 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718, except that no estimate of forfeitures was made. No stock options were forfeited by our directors during 2011. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, for a discussion of the relevant assumptions used in the valuation.

The following table reflects the number of options outstanding at December 31, 2011:

Name	Grant Date	# of Options Granted	Option Exercise Price	# of Options Outstanding at December 31, 2011	Aggregate Grant Date Fair Value	Option Expiration Date
Joseph A. Edwards	5/15/07	1,092	$18.32	1,092	$7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20
	5/17/11	6,061	9.67	6,061	20,001	5/17/21

William M. Feldman	1/20/05	7,650	10.50	7,650	23,562	1/20/15
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20
	5/17/11	6,061	9.67	6,061	20,001	5/17/21

Mural R. Josephson	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20
	5/17/11	6,061	9.67	6,061	20,001	5/17/21

George M. Morvis	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20
	5/17/11	6,061	9.67	6,061	20,001	5/17/21

Michael D. Rice	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20
	5/17/11	6,061	9.67	6,061	20,001	5/17/21

(3)	Mr. Feldman’s fees earned include compensation for his services as Chairman of the Finance Committee of our wholly-owned subsidiary, SeaBright Insurance Company.

BENEFICIAL OWNERSHIP TABLE

The following table provides information concerning beneficial ownership of our common stock as of April 2, 2012, by:

•	each of our directors and nominees;

•	each of our NEOs;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 22,409,710 shares of common stock outstanding as of April 2, 2012 and a total of 941,920 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of April 2, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 2, 2012 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% or more beneficial owners:
T. Rowe Price Associates, Inc. (1)	1,973,180	8.8%
Dimensional Fund Advisors LP (2)	1,696,734	7.6%
Van Den Berg Management (3)	1,475,346	6.6%
BlackRock, Inc. (4)	1,338,878	6.0%
Directors and NEOs:
John G. Pasqualetto (5)	831,290	3.7%
Richard J. Gergasko (6)	410,139	1.8%
Jeffrey C. Wanamaker (7)	251,696	1.1%
Richard W. Seelinger (8)	223,240	1.0%
Clifford Press (9)	129,300	*
M. Philip Romney (10)	87,124	*
Neal A. Fuller (11)	76,076	*
Mural R. Josephson (12)	75,645	*
Michael D. Rice (13)	73,818	*
George M. Morvis (14)	69,145	*
William M. Feldman (15)	65,645	*
Joseph A. Edwards (16)	52,995	*
All directors and executive officers as a group (14 persons)	2,607,672	11.2%
____________

*	Less than 1%.

(1)
Based on a Schedule 13G/A filed on February 13, 2012 by T. Rowe Price Associates, Inc., which is classified as an investment advisor under Section 203 of the Investment Advisors Act of 1940. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
Based on a Schedule 13G/A filed on February 13, 2012 by Dimensional Fund Advisors LP, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)
Based on a Schedule 13G/A filed on February 14, 2012 by Van Den Berg Management., which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Van Den Berg Management is 805 Las Cimas Parkway, Suite 430, Austin, TX 78746.

(4)
Based on a Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc., which is classified as a parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G). The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Includes 78,000 shares of restricted stock that vest in March 2013, 81,000 shares of restricted stock that vest in March 2014, 70,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 344,047 shares of common stock exercisable within 60 days of April 2, 2012.

(6)
Includes 45,000 shares of restricted stock that vest in March 2013, 45,000 shares of restricted stock that vest in March 2014, 15,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, options to purchase 158,792 shares of common stock exercisable within 60 days of April 2, 2012, and 119,175 shares held in a family trust, of which Mr. Gergasko is a trustee.

(7)
Includes 28,091 shares of restricted stock that vested in March 2013, 22,500 shares of restricted stock that vest in March 2014, 10,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 106,934 shares of common stock exercisable within 60 days of April 2, 2012.

(8)
Includes 23,878 shares of restricted stock that vest in March 2013, 30,000 shares of restricted stock that vest in March 2014, 12,000 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 93,291 shares of common stock exercisable within 60 days of April 2, 2012.

(9)	Consists of 111,900 shares of common stock owned by Oliver Press Investors, LLC, of which Mr. Press is a Managing Member, and 17,400 shares of common stock owned by Clifford Press SEP/IRA.

(10)
Includes 13,500 shares of restricted stock that vest in March 2013, 8,100 shares of restricted stock that vest in March 2014, 6,715 shares of performance-based restricted stock that have the potential to vest in February 2013, December 2013 and December 2014, and options to purchase 23,953 shares of common stock exercisable within 60 days of April 2, 2012.

(11)	Includes 75,076 shares of restricted stock that vest in October 2014.

(12)
Includes 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, and options to purchase 35,254 shares of common stock exercisable within 60 days of April 2, 2012.

(13)
Includes 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, and options to purchase 16,654 shares of common stock exercisable within 60 days of April 2, 2012.

(14)
Includes 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, and options to purchase 35,254 shares of common stock exercisable within 60 days of April 2, 2012.

(15)
Includes 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, options to purchase 35,254 shares of common stock exercisable within 60 days of April 2, 2012, and 3,000 shares of stock held indirectly by Mr. Feldman as custodian for his minor children under the UTMA/IL.

(16)
Includes 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, 6,205 shares of restricted stock that vest in May 2014, and options to purchase 19,604 shares of common stock exercisable within 60 days of April 2, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of SeaBright common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during fiscal year 2011, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The NYSE rules require that each related party transaction is to be reviewed and evaluated by an appropriate group within our company. As a result, all related party transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Any member of our Audit Committee or other independent body of the Board of Directors who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Our conflict of interest and code of conduct policy provides that no director or executive officer will knowingly place themselves in a position that would have the appearance of being, or could be construed to be, in conflict with our interests.

Although we have not historically had formal written policies and procedures regarding the review and approval of related party transactions, all transactions between us and any of our officers, directors and principal stockholders were approved by our Board of Directors. We did not enter into any related party transactions with our officers, directors or principal stockholders during the year ended December 31, 2011.

AUDIT COMMITTEE DISCLOSURE

Principal Accounting Fees and Services

The Audit Committee appointed KPMG LLP as SeaBright’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  In connection with that appointment, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for us. That agreement provides that the alternative dispute resolution procedures outlined in the agreement must be followed as the sole means of resolving any difference between the parties and prohibits the award of punitive damages. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by SeaBright for audit and other services provided by KPMG LLP for fiscal years 2011 and 2010.

	2011	2010
Audit Fees (1)	$691,220	$698,970
Audit-Related Fees	–	–
Tax Fees (2)	31,490	33,175
All Other Fees	–	–
Total	$722,710	$732,145
____________

(1)
Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

During 2011, all services performed by SeaBright’s independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

The members of the Audit Committee are independent under NYSE listing standards and SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.sbxhi.com. The Audit Committee oversees our Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal control over financial reporting and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of SeaBright Holdings, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of KPMG LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management, the Vice President — Internal Audit and KPMG LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements and discussed the activities of the internal audit function.

The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and discussed with them their independence relating to SeaBright Holdings, Inc.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee Mural R. Josephson, Chairman William M. Feldman George M. Morvis

OTHER MATTERS

Stockholder Proposals and Director Nominations

Stockholder proposals for the 2013 annual meeting must be received at our principal executive offices by December 13, 2012, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2013 annual meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier January 15, 2013 and no later than February 14, 2013.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) your name and address, as they appear on SeaBright’s books, (iii) the class and number of shares of SeaBright common stock which you own beneficially or of record, (iv) the class and number of shares of Derivative Securities (as defined below) of SeaBright which you own beneficially or of record and (v) any material interest you may have in such business.

Notice of a nomination must include:

(i)           as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of common stock of SeaBright which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)           (A) your name and address, as they appear on SeaBright’s books, (B) the class or series and number of shares of common stock of SeaBright which you own beneficially or of record, (C) the class or series and number of options, warrants, puts, calls, convertible securities, stock appreciation rights or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of SeaBright or with a value derived in whole or in part from the value of any class or series of shares or other securities of SeaBright, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of SeaBright (“Derivative Securities”) which you own beneficially or of record, (D) a description of all arrangements or understandings between you and each proposed nominee and any other person or persons pursuant to which your nominations are to be made, (E) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice and (F) any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available in the Investor Relations section of our website at www.sbxhi.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
SeaBright Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

SeaBright pays the cost of the annual meeting and the cost of soliciting proxies. In addition to the use of mail, our directors, officers and employees may solicit proxies by personal conversations, telephone, facsimile or other electronic means. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

SeaBRIGHT
HOLDINGS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John G. Pasqualetto	☐	☐	02 - Joseph A. Edwards	☐	☐	03 - William M. Feldman	☐	☐
04 - Mural R. Josephson	☐	☐	05 - George M. Morvis	☐	☐	06 - Clifford Press	☐	☐
07 - Michael D. Rice	☐	☐						

+

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2012.	☐	☐	☐	3. Say on Pay - An Advisory Vote Approving Compensation of our Named Executive Officers.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SeaBRIGHT®
HOLDINGS, INC.

2012 Proxy — SEABRIGHT HOLDINGS, INC.

1501 4th Avenue, Suite 2600, Seattle, WA 98101

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders, Tuesday, May 15, 2012

The undersigned hereby appoints John G. Pasqualetto, Neal A. Fuller and D. Drue Wax, or each or any of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of SeaBright Holdings, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SeaBright Holdings, Inc. to be held at 9:00 A.M., Pacific Time on Tuesday, May 15, 2012 in the Alki Room on the 3rd Floor of the Century Square Building located at 1501 4th Avenue, Seattle, WA 98101 and at any and all adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

All proxies will be voted as specified. **If no specification is made, the proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposals 2 and 3, and with discretionary authority on all other matters that may properly come before the meeting or any adjournment or postponement thereof.**

(Continued and to be voted, signed and dated on reverse side.)